EXHIBIT 2.1
Final: 12/22/08

ASSET PURCHASE AGREEMENT
By and Between
PENSAR ELECTRONIC SOLUTIONS, LLC,
all Members of Pensar Electronic Solutions, LLC
and
LABARGE ACQUISITION COMPANY, INC.
dated as of December 22, 2008

LIST OF EXHIBITS

A:	Bond Escrow Agreement
B:	Escrow Agreement
C:	INTENTIONALLY OMITTED
D:	Purchase Price Allocation
E:	INTENTIONALLY OMITTED
F:	INTENTIONALLY OMITTED
G:	General Bill of Sale
H:	Assignment and Assumption Agreement
I:	Warranty Deed
J:	Material Agreement Consents
K:	Employment Agreements
L:	Assignment of Trademarks
M:	Domain Name Assignment

LIST OF AGREEMENT SCHEDULES

1	Estimated Purchase Price; Closing Payment
2.01(o)	Assigned Benefit Plans

LIST OF DISCLOSURE SCHEDULES

10.02:	Authorization of Agreement
10.03:	Financial Statements
10.04:	Business Changes
10.05:	Real Property
10.06:	Equipment
10.07:	Title to Assets; Sufficiency
10.09:	Inventory
10.10(a):	Material Contracts
10.10(b):	Default of Material Contracts
10.11:	Litigation and Proceedings
10.12:	Compliance with Environmental and Safety Laws
10.14:	Taxes
10.15(a):	Employee Pension Benefit Plans
10.15(b):	Employee Welfare Benefit Plans
10.15(c):	Fringe Benefit Plans
10.15(d):	Seller Benefit Plans
10.15(i):	Leased Employees
10.16:	Labor Matters
10.17:	Intellectual Property
10.18:	Compliance with Legal Requirements
10.19:	Major Customers and Suppliers
10.20:	Undisclosed Liabilities
10.22:	Related Party Transactions
10.23:	Insurance

i

10.24:	Officers and Directors; Bank Accounts
10.26	Noncontravention (consents)
12.05	Inventory List

ii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of December 22, 2008 by and between PENSAR ELECTRONIC SOLUTIONS, LLC, a Wisconsin limited liability company (“Seller”), all members of Seller (each, a “Member” and collectively, the “Members”), and LABARGE ACQUISITION COMPANY, INC., a Missouri corporation (“Buyer”).
RECITALS
     A. Seller is engaged in the business of designing, engineering, manufacturing and selling a broad array of complex, fully-finished and tested printed circuit boards and other electrical and electro-mechanical assemblies (including prototypes) for original equipment manufacturers in various markets of the electronic manufacturing services industry, including medical devices, industrial products and transportation products, as more fully described in that certain Confidential Descriptive Memorandum, dated July 2008, prepared by William Blair & Company, L.L.C. (such business being referred to herein as the “Business”).
     B. Subject to the terms and conditions of this Agreement, (1) Seller desires to sell to Buyer, and Buyer desires to purchase and acquire from Seller and its Affiliates, the Purchased Assets and the Business (as defined below), and (2) Buyer agrees to assume, and Seller has agreed to assign, Seller’s rights and obligations under the Assumed Liabilities (as defined below).
AGREEMENTS
     In consideration of the recitals and the mutual agreements which follow, the parties agree as follows:
     1. Defined Terms; Construction.
          1.01 Defined Terms. The following terms used in this Agreement shall have the meanings set forth below:
               “Accounting Firm” has the meaning given in Section 6.02(b) below.
               “Affiliates” means (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any person that is directly or indirectly controlled by any one or more members of such individual’s Family; and (iii) any person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (b) with respect to an entity: (i) any person or entity that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified entity; (ii) each person that serves as a director, officer, partner, executor or trustee of such specified entity (or in a similar capacity); and (iii) any person or entity with respect to which such specified entity serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and children, and (iii) any other natural person who is related by blood to the individual and/or who resides with such individual. For the avoidance of doubt, the Members shall be deemed Affiliates of Seller.
               “Agreement” has the meaning given in the Preamble above.
               “Applicable Rate” means the lowest applicable federal short-term interest rate in effect as of the Closing Date, as published by the United States Internal Revenue Service.
               “Arbitration Panel” has the meaning given in Section 15.04 below.
               “Assigned Benefit Plans” has the meaning given in Section 2.01(o).
               “Assignment and Assumption Agreement” has the meaning given in Section 9.01(b) below.
               “Assignment of Trademarks” has the meaning given in Section 9.01(l) below.
               “Assumed Liabilities” has the meaning given in Section 4.01 below.
               “Basket” has the meaning given in Section 14.02(b) below.
               “Bond Escrow Agent” means JPMorgan Chase Bank, National Association, who shall administer the Bond Escrow Fund pursuant to the Bond Escrow Agreement.
               “Bond Escrow Agreement” means the escrow agreement dated as of the Closing Date by and among the Bond Escrow Agent and Seller as set forth on Exhibit A, pursuant to which the Bond Escrow Fund shall be held and distributed.
               “Bond Escrow Fund” means a sum of money equal to (i) the principal amount of all outstanding Industrial Bonds as the Closing Date, plus (ii) all accrued and unpaid interest thereon as of the Closing Date, plus (iii) 45 days worth of interest on all outstanding Industrial Bonds as of the Closing Date, measured from the first day after the Closing Date, all of which shall be administered pursuant to the Bond Escrow Agreement, which as of December 22, 2008 is $3,030,273.23.
               “Business” has the meaning given in the Recitals above.
               “Business Day” means any day other than a Saturday or Sunday or any other day on which the Federal courts situated in the State of Wisconsin are authorized or required by Legal Requirement to close.

               “Buyer” has the meaning given in the Preamble above.
               “Buyer Indemnified Parties” has the meaning given in Section 14.01 below.
               “Buyer’s Damages” has the meaning given in Section 14.01 below.
               “Cash” shall mean all cash and cash equivalent items of Seller (but specifically excluding any cash or cash equivalents held by Seller in trust or any other fiduciary capacity), including checking account balances, bank account balances and certificates of deposit, net of any outstanding checks and similar obligations of Seller, each as determined in accordance with GAAP and consistently applied by Seller.
               “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, as in effect on the date of this Agreement and, as of Closing, as in effect on the Closing Date.
               “Closing” has the meaning given in Section 8 below.
               “Closing Date” has the meaning given in Section 8 below.
               “Closing Indebtedness” means Indebtedness on the Closing Date.
               “Closing Payment” has the meaning given in Section 5.02 below.
               “Closing Statement” shall have the meaning given in Section 6.01(a) below.
               “Closing Working Capital” shall mean Working Capital on the Closing Date.
               “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “Code” means the Internal Revenue Code of 1986, as amended.
               “Contracts” means all contracts of Seller or its Affiliates relating to the Business, including without limitation: (a) contracts, agreements, leases, and intellectual property licenses Business; (b) all sales orders and purchase orders relating to the sale of products to customers of the Business; (c) that portion of any unfilled purchase orders, unfilled purchase contracts, quotations or bids for raw materials and supplies ordered for the Business; and (d) all other license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, technical service agreements and other agreements or undertakings (whether written or oral) to which Seller or its Affiliates is a party; provided, however, that notwithstanding the foregoing, “Contracts” specifically excludes, at Buyer’s option, any contract, lease, license, purchase order, quotation/bid or other agreement, in whatever form, that is not materially beneficial to the Business on a net basis as of the Closing Date, if the same has not been fully identified in the Disclosure Schedules.
               “Deed” has the meaning given in Section 12.07 below.
               “Deficit” has the meaning given in Section 6.01(b) below.
               “Disclosure Schedule” has the meaning given in Section 10 below.
               “Dispute” has the meaning given in Section 15.01 below.
               “Dispute Notice” means a notice delivered by Buyer in which Buyer (a) disputes the calculation of specific line items included in the Closing Statement or the calculation of Closing Working Capital and (b) provides the basis of such dispute in reasonable detail.
               “Dollars” or “$” shall mean United States Dollars.
               “Domain Name Assignment” has the meaning given in Section 9.01(m) below.
               “Domain Names” means all intranet and internet domain names (including all associated email server identifiers) used by the Business, including without limitation www.pensar.com.
               “Earnout Amount” has the meaning given in Section 7.01 below.
               “EBITDA” has the meaning given in Section 7.03 below.
               “EBITDA Statement” has the meaning given in Section 7.02(a) below.
               “Employees” has the meaning given in Section 12.06(a) below.
               “Employment Agreements” has the meaning given in Section 9.01(j) below.
               “Encumbrance” means any mortgage, security interest, title retention agreement, option to purchase, right of first refusal, lien, easement, restriction, claim and other encumbrance, whether arising by agreement, Uniform Commercial Code or other filing, operation of law or otherwise.
               “Environment” means surface water, groundwater, soil, subsurface strata and ambient air.
               “Environmental and Safety Law” means any Legal Requirement in effect as of the Closing Date, relating to (a) Releases or threatened Releases of Hazardous Substances into the Environment, (b) pollution or protection of the Environment, (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous

Substances, other than relating to useful products or materials manufactured, distributed or sold by Seller or (d) public or worker health and safety.
               “Environmental Permits” means Permits relating to the Environment which are required under, or are issued by, a Governmental Authority pursuant to Environmental and Safety Laws.
               “Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation, equity or equity-linked securities, convertible debt securities or other similar interest (however designated) in any person and (b) any option, warrant, purchase right, conversion right, exchange rights, subscription, preemptive right or other agreements or commitments providing for the issuance, disposition or acquisition of any securities of any kind or other contractual obligation which would entitle any person to acquire any interest described in clause (a) of this definition in such person or otherwise entitle any person to share in the equity, profit, earnings, losses or gains of such person (including stock appreciation, phantom stock, profit participation or other similar rights).
               “ERISA” has the meaning given in Section 10.15(a) below.
               “Escrow Agent” means U.S. Bank National Association, who shall administer the Indemnification Escrow Portion and the Purchase Price Adjustment Escrow Portion of the Escrow Fund pursuant to the Escrow Agreement.
               “Escrow Agreement” means the escrow agreement dated as of the Closing Date by and among the Escrow Agent, Buyer and Seller as set forth on Exhibit B pursuant to which the Escrow Fund shall be held and distributed.
               “Escrow Fund” means a total of $5,000,000, consisting of the “Indemnification Escrow Portion” (in the amount of $4,500,000) and the “Purchase Price Adjustment Escrow Portion” (in the amount of $500,000), each of which shall be administered pursuant to the Escrow Agreement.
               “Estimated Closing Working Capital” means the estimated Working Capital of Seller as of the Closing Date mutually agreed upon by the parties and set forth on the attached Schedule 1, as calculated using the accounts mutually agreed upon by the parties set forth in such Schedule 1.
               “Estimated Indebtedness” means the estimated Indebtedness of Seller as of the Closing Date as mutually agreed upon by the parties and as set forth on the attached Schedule 1.
               “Estimated Purchase Price” has the meaning given in Section 5.02 below.
               “Excluded Liabilities” has the meaning given in Section 4.02 below.

               “Fringe Benefit Plans” has the meaning given in Section 10.15(c) below.
               “GAAP” means generally accepted accounting principles of the United States, consistently applied.
               “Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).
               “Hazardous Substances” means all hazardous substances, as that term is defined in CERCLA, and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, regulated under any Environmental and Safety Law.
               “Indebtedness” shall mean without duplication all term debt or liabilities, including without limitation, (a) all obligations of Seller for borrowed money, (b) all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are made, (c) any costs, fees, expenses or other obligations incurred by Seller in connection with the transactions contemplated herein on behalf of Seller, any member of Seller or any other person, (d) any obligations for the deferred purchase price of properties or services with respect to which a person is liable, contingently or otherwise, including deferred compensation owed to employees of Seller, (e) any commitment assuring a creditor against loss (including guarantees and contingent reimbursement obligations with respect to letters of credit), (f) any obligations under capital leases, (g) unfunded and underfunded liabilities under any Pension Plans, Welfare Plans or Fringe Benefit Plans, and (h) all interest (including all interest that Seller will incur after the Closing in respect of the Industrial Bonds pending the redemption of the same), penalties and other amounts that are or may become payable with respect to the foregoing, and (i) accrued and unpaid bonuses to any member of Seller. Notwithstanding the foregoing, deferred income taxes shall be specifically excluded from the term “Indebtedness” for purposes of this Agreement. In addition, for the avoidance of doubt, Indebtedness shall not include any liabilities used in the calculation of Working Capital such as trade account payables.
               “Indemnification Escrow Portion” has the meaning given in the Escrow Agreement.
               “Indemnified Party” has the meaning given in Section 14.04(a) below.
               “Indemnifying Party” has the meaning given in Section 14.04(a) below.

               “Industrial Bonds” means the $3,000,000 original principal amount City of Appleton, Wisconsin Adjustable Rate Industrial Development Revenue Bonds, Series 2003.
               “Industrial Bonds Supporting Agreements” means that certain (i) Bond Purchase Agreement dated December 3, 2003, (ii) Remarketing Agreement dated as of December 1, 2003, (iii) Loan Agreement dated as of December 1, 2003, (iv) Promissory Note dated December 4, 2003, (v) Trust Indenture dated as of December 1, 2003, (vi) Reimbursement Agreement dated as of December 1, 2003, (vii) Pledge and Security Agreement dated as of December 3, 2003, (viii) Letter of Credit dated December 4, 2003, and (ix) the other agreements and instruments relating to the Industrial Bonds, all of the foregoing as amended from time to time, and entered into by and between Seller and various parties that concern, inter alia, the issuance and repayment of the Industrial Bonds.
               “Insurance Policies” has the meaning given in Section 10.23 below.
               “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, domain names, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, business processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all other proprietary rights, (vi) all copies and tangible embodiments thereof (in whatever form or medium), (vii) all rights relating to any and all of Seller’s marketing, sales and textual materials, (viii) all future royalty payments and other compensation payable with respect to any and all of the foregoing, and (ix) the names “Pensar”, the Trademarks and the Domain Names.
               “Interim Balance Sheet” has the meaning given in Section 10.03 below.
               “Interim Balance Sheet Date” has the meaning given in Section 10.03 below.
               “Inventory” has the meaning given in Section 2.01(a) below.
               “Inventory List” has the meaning given in Section 12.05 below.
               “JAMS” has the meaning given in Section 15.04 below.

               “Leased Real Property” means the real property leased by Seller or its Affiliates respecting the Business, including (i) the real property leased by Seller located at 10521 W. Forest Ave., Suite 204, Hales Corner, WI 53130, pursuant to a lease dated May 15, 2002 between Sam K. Moy and SMTC Corporation, and (ii) the real property leased by Seller located at 3701 Shoreline Drive, Wayzata, MN, Suite 102A, pursuant to a lease dated January 24, 2005 between Dan Crear, Limited Partner of Casco Run Offices and Seller.
               “Legal Requirement” means any foreign government or any United States federal, state or local law, statute, ordinance, code, rule, regulation or governmental order, or any similar provision having the force or effect of law, which is in effect as of the Closing Date.
               “Machinery and Equipment” has the meaning given in Section 2.01(b) below.
               “Material Adverse Effect” means any change in, or effect on, the Business, or the operations, assets, or financial condition of Seller, taken as a whole, which, when considered either individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business, or to the operations, assets, or financial condition of Seller, taken as a whole, other than changes or effects arising out of or resulting from any of the following: (a) changes in general industry, legal, regulatory, political, economic or business conditions or changes in GAAP (so long as such changes do not have a materially disproportionate effect on the Business or Seller); (b) the negotiation, execution, announcement or performance of this Agreement or the contemplated transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees; (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (so long as such events do not have a materially disproportionate effect on the Business or Seller); (d) earthquakes, hurricanes or other natural disasters (so long as such events do not have a materially disproportionate effect on the Business or Seller); or (e) changes in the conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (so long as such changes do not have a materially disproportionate effect on the Business or Seller); or (f) any adverse change in or effect on the Business of Seller that is cured by Seller before the Closing Date.
               “Material Contracts” has the meaning given in Section 10.10(a) below.
               “Non-Assignable Assets” has the meaning given in Section 2.02 below.
               “Noncompetition Agreements” has the meaning given in Section 9.01(n) below.

               “Opening Balance Sheet” has the meaning given in Section 7.03(a) below.
               “Ordinary Course of Business” means the ordinary course of business consistent with past customs and practices of Seller to the extent the same are not in violation of any Legal Requirement.
               “Owned Real Property” means the real property commonly known as 2222 East Pensar Drive, Appleton, Wisconsin, and consisting of +/- 8.892 acres, more particularly described in the Title Commitment (the “Land”), (2) all surface and subsurface minerals and water rights; (3) all buildings, structures, parking facilities and other improvements located on or in the Land, including without limitation a certain +/- 60,100 sq. ft. main building (the “Improvements”); (4) all right, title and interest of Seller to all public and private streets, roads, avenues, alleys and passageways, opened or proposed, adjacent to or abutting the Land; (5) all personal property and chattels located in or on, or used in connection with the operation or maintenance of, the Land and Improvements, (the “Personalty”); (6) all tax rebates/refunds not due and payable prior to Closing, and all permits, licenses, government approvals, guarantees and warranties respecting or concerning the Land, Improvements or Personalty; and (7) all the estates, rights, privileges, easements, and appurtenances belonging or in any way appertaining to the Land and the Improvements, either in law or in equity, in possession or in expectancy.
               “Pension Plans” has the meaning given in Section 10.15(a) below.
               “Period” has the meaning given in Section 7.01 below.
               “Permits” means all licenses, approvals, permits and authorizations (and any applications for the foregoing) issued by a Governmental Authority and held by Seller, excluding all Environmental Permits.
               “Permitted Encumbrances” means each and all of the following: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property which are not violated in any material respect by current use and operation of the Real Property; (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting current occupancy or use of the Real Property and which are not violated in any material respect by the current use and operation of the Real Property; (e) such other Encumbrances that do not secure obligations for borrowed money, or attach to Equity Interests, and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby; (f) notices or restrictions recorded with regard to the presence of any Hazardous Substance on or off of the Real Property as required or permitted by any Governmental Authorities; and (g) restrictions on the transfer of securities arising under any Legal Requirement; provided, however, that the matters described in subsections (b) and (e) above shall only constitute Permitted Encumbrances if they are individually disclosed as such in the Disclosure Schedules.
               “Physical Inventory” has the meaning given in Section 12.05 below.
               “Price Allocation” has the meaning given in Section 5.03 below.
               “Purchase Price” has the meaning given in Section 5.01 below.
               “Purchase Price Adjustment Escrow Portion” has the meaning given in the Escrow Agreement.
               “Purchased Assets” has the meaning given in Section 2 below.
               “Qualifying Offer” has the meaning given in Section 12.06(a) below.
               “Real Property” has the meaning given in Section 10.05 below.
               “Receivables” has the meaning given in Section 2.01(e) below.
               “Related Parties” has the meaning given in Section 10.22 below.
               “Release” has the meaning given in 42 U.S.C. § 9601.
               “Representation” has the meaning given in Section 16.07(c) below.
               “Sample Pro Forma Closing Statement” has the meaning given in Section 6.01(a) below.
               “Seller” has the meaning given in the Preamble above.
               “Seller Benefit Plan” or “Seller Benefit Plans” has the meaning given in Section 10.15(e) below.
               “Seller Indemnified Parties” has the meaning given in Section 14.03 below.
               “Seller’s Damages” has the meaning given in Section 14.03 below.
               “Specific Representation” has the meaning given in Section 16.07(c) below.
               “Target Working Capital” means the sum of $8,232,643.00.
               “Tax” or “Taxes” means taxes and similar charges, fees, duties or other assessments, including income tax, excise tax, property tax, sales tax, use tax, franchise tax, withholding tax, social security and unemployment taxes, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, dividend withholding tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty imposed by any Governmental Authority and any interest, penalties or additions relating to such taxes, charges, fees, levies or other assessments.
               “Third Party Claim” has the meaning given in Section 14.04(b) below.
               “Trademarks” means all trademarks of Seller or the Business, including “PENSAR P”.
               “Transferred Employees” has the meaning given in Section 12.06(a) below.
               “VEBA” has the meaning given in Section 10.15(g) below.
               “Unsold Inventory” has the meaning given in Section 12.05(b) below.
               “Welfare Plans” has the meaning given in Section 10.15(b) below.
               “Working Capital” shall mean the current assets of Seller less the current liabilities of Seller, calculated utilizing the historical methodologies used by Seller in its September 30, 2008 balance sheet and the accounts set forth on Schedule 1. For the avoidance of doubt, the definition and calculation of Working Capital excludes any Indebtedness that is a direct deduction from the Purchase Price on the Closing Date.
          1.02 Other Terms. In the event other terms are defined elsewhere in the text of this Agreement, unless otherwise indicated, such terms shall have the meaning indicated throughout this Agreement.
     2. Purchase and Sale.
          2.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement (including Section 3 below pertaining to Excluded Assets), Seller and its Affiliates agree to sell, assign, grant, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller and its Affiliates, all of the right, title and interest of Seller and its Affiliates in and to all real, personal (including tangible and intangible) and contingent assets, and all other properties, rights and benefits of any kind or nature whatsoever, that are used in the Business and/or necessary for the operation of the Business, regardless of whether the same are owned, leased or merely used (collectively, the “Purchased Assets”), including without limitation the following:
               (a) all inventory, including, raw materials, work in process, finished goods, service parts and supplies (collectively, the “Inventory”);

               (b) all equipment, machinery, parts, tools, dies, patterns, molds, fixtures, generators, air compressors, pumps, conveyor systems, vacuum systems, racking/shelving, pallet jacks, forklifts, office furniture including tables, desks, chairs and file cabinets, computers and related hardware, routers and other network equipment, communication equipment including telephones and fax machines, automobiles and trucks, trailers, reefers and all other tangible personal property (collectively, the “Machinery and Equipment”);
               (c) all leasehold interests in personal property;
               (d) all interests in real property, including the Owned Real Property and Seller’s leasehold interests in the Leased Real Property;
               (e) all of the accounts receivable and notes receivable of the Business to the extent included in the final Closing Working Capital (collectively, the “Receivables”);
               (f) all Contracts of Seller;
               (g) all goodwill
               (h) all Intellectual Property, including all agreements and covenants intended to protect and preserve the Intellectual Property, and all claims and causes of action (including all claims for infringement) to protect and preserve the Intellectual Property;
               (i) the Permits and Environmental Permits, to the extent transferable;
               (j) all documents, files, and other materials, regardless of form (e.g., written documentation, magnetic media and optical media), and wherever located, that in any way relate to or concern (i) accounting and financial information, including operating ledgers, asset ledgers, inventory records, budgets, customer credit information and supplier lists; (ii) engineering and technical data, including product specification sheets; (iii) Intellectual Property, including all trademark and service mark application and registration files, all patent application and maintenance files, and all computer readable copies of web sites and information stored thereon; (iv) sales and marketing information, including sales brochures, customer lists and product samples; (v) customer lists, customer records, account histories and related information; and (vi) correspondence, books and notes relating to the foregoing;
               (k) all rights in connection with prepaid expenses with respect to the assets being sold hereunder to the extent included in final Closing Working Capital, except for any prepaid expenses relating to Insurance Policies;
               (l) any files and records relating to the Transferred Employees, to the extent the transfer of such files and records is not prohibited by Legal

Requirements; provided Seller may retain a copy of any such files and records transferred to Buyer pursuant to this Section 2.01(l);
               (m) all computer software whether in object code or source code, electronic data processing systems, processing techniques, formulae, algorithms, flow charts, and all documentation related thereto, whether in digital or hard copy format;
               (n) exclusive of any Cash legally owned by Seller, the Company’s right, title and interest in and to any accounts or “lock boxes” with banks and other financial institutions;
               (o) those employee benefit plans, and any trusts, insurance arrangements, cash or other assets held pursuant to, or set aside to fund the obligations of Seller under, any such employee benefit plans, listed on the attached Schedule 2.01(o) (the “Assigned Benefit Plans”);
               (p) All: (i) equity interests in any company, limited partnership or limited liability company, as well as equity interests in any association, partnership or joint venture having a positive net book value after taking into account contingent liabilities; (ii) causes of action, choses in action, judgments, claims, warranty rights, set-off rights, guarantees, indemnities, and demands; (iii) rights associated with any liability to be assumed by Buyer under this Agreement; (iv) confidentiality agreements, restrictive covenants and other obligations of present and former employees of the Company and the Business; (v) business opportunities, and (vi) security deposits and rebates.
          2.02 Non-Assignable Assets(a) . (a) In those cases where any of the Contracts constituting Purchased Assets are not by their terms assignable or which require the consent of a third party in connection with the transactions contemplated by this Agreement and an appropriate waiver or consent has not been obtained prior to the Closing Date, Seller shall immediately after the Closing Date use its best efforts (including, in the case of all Contracts not having customers of the Business as parties thereto, the payment of money), and Buyer shall cooperate in all reasonable respects with Seller, to obtain all such consents and waivers and to resolve all associated issues relating to assignments and transfers necessary to convey any such owned Contracts to Buyer and/or give Buyer the right to any leased Purchased Assets pursuant to the terms of any such leases covering such leased Purchased Assets.
               (b) Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Purchased Assets if any actual or attempted assignment or transfer thereof without the consent of any party thereto other than Seller would constitute a breach thereof or otherwise not be permitted under applicable Legal Requirements (the “Non-Assignable Assets”). If any such Non-Assignable Assets are not able to be assigned or transferred notwithstanding Seller’s best efforts as required above, Seller shall provide or cause to be provided to Buyer the benefits of any such Non-Assignable Assets, and (i) Seller shall (to the extent Buyer has assumed in writing at Seller’s request all duties and responsibilities thereunder) [a] promptly pay or cause to be paid to Buyer all monies received by Seller with respect to any such Non-Assignable Asset, and [b] enforce, at the written request and at the sole expense of Seller, any rights of Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Buyer), and (ii) provided that Buyer receives the benefit of any such Non-Assignable Assets, Buyer shall perform and discharge on behalf of Seller all of Seller’s liabilities, obligations or commitments, if any, thereunder relating to the period following the Closing Date, in accordance with the provisions thereof other than those arising by reason of a breach or nonperformance by Seller with respect to such Non-Assignable Assets.
     3. Assets Excluded From Sale. The parties hereto acknowledge and agree that the following assets of Seller are excluded from the transactions contemplated by this Agreement, shall not be transferred to Buyer, and shall be retained by Seller (collectively, the “Excluded Assets”):
          3.01 Certain Corporate Records. Seller’s minute books, equity ledger and income tax records.
          3.02 Insurance Policies. All Insurance Policies, and all rights of Seller of every nature and description under or arising out of such Insurance Policies including any refunds or claims for refunds under such policies (but only to the extent the same are not listed as an asset or included as income in the Financial Statements).
          3.03 Certain Employee Benefit Plans. Excepting the Assigned Benefit Plans, all employee benefit plans and all agreements related to employment or separation that are applicable to the Employees, and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller under, any such employee benefit plans.
          3.04 Income Tax Refunds. All claims, rights and interest in and to any refunds of federal, state or local franchise, Taxes in respect of income (but not other Taxes, including sales/use Taxes) for all taxable periods ending prior to, on or after the Closing Date that have been paid by Seller (and not reimbursed by Buyer) or are the responsibility of Seller hereunder, except to the extent included in the Closing Working Capital.
          3.05 Rights Under This Agreement. Seller’s rights under this Agreement and the other agreements and instruments executed and delivered by Seller in connection with this Agreement and the transactions contemplated hereby and thereby.
          3.06 Cash. All Cash legally owned by Seller as of the Closing Date, except to the extent the same is included as an asset in the Working Capital.
          3.07 Third Party Causes of Action. All claims and causes of action of Seller against any third party or Governmental Authority that does not concern, relate to or arise out of any of the Purchased Assets, except as otherwise expressly stated in this Agreement.

          3.08 Other. Any assets that Buyer determines, in its sole discretion within 60 days after the Closing Date, are not necessary or useful to the profitable operation of the Business, though such determination shall have no effect on the Purchase Price.
     4. Assumption of Liabilities; Excluded Liabilities.
          4.01 Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge as and when due, each of the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):
               (a) trade accounts payable incurred in the ordinary course of business and accrued wage and payroll liabilities incurred in the ordinary course of business to the extent the same are reflected in the Closing Working Capital;
               (b) all liabilities and obligations of Seller arising after the Closing Date under the Contracts (to the extent the same do not constitute Non-Assignable Assets), except for liabilities and obligations to the extent they arise out of Seller’s default, breach or failure to perform such Contract prior to the Closing Date; and
               (c) all contractual warranty obligations of the Business with respect to products or services provided or sold by Seller and the Business prior to the Closing.
          4.02 Excluded Liabilities. The parties hereto acknowledge and agree that all liabilities and obligations of Seller otherwise associated with the pre-Closing operations of the Business or the pre-Closing condition of the Purchased Assets which are not expressly identified as Assumed Liabilities pursuant to Section 4.01 above, including without limitation any violation of Legal Requirements, union matters, employee severance, employee medical and disability payments, judgments, product liability, broker fees or commissions, customer rebates, interest, Taxes (including uncollected or un-remitted Taxes respecting sales or use) or penalties shall be excluded from the transactions contemplated by this Agreement, shall not be assumed by Buyer, and shall be retained, performed, paid and discharged in accordance with the terms thereof by Seller (collectively, the “Excluded Liabilities”). Buyer shall forward to Seller for payment all bills, invoices and claims received for goods or services rendered to Seller for periods prior to the Closing Date which do not constitute Assumed Liabilities, and Buyer shall provide Seller with access to any Records in Buyer’s possession or control reasonably necessary for Seller to analyze and pay the same. Seller and the Members, jointly and severally, hereby agree to reimburse, indemnify and hold Buyer harmless from any and all claims, liabilities, obligations, costs or expenses (including without limitation reasonable attorneys fees, court costs and other expenses of litigation) arising out of or relating to any Excluded Liabilities, regardless of the Basket.

     5. Determination of Purchase Price.
          5.01 Purchase Price. Upon the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and delivery of the Purchased Assets to Buyer, and subject to adjustment in accordance with Section 6 below, Buyer will pay to Seller an aggregate amount equal to $45,000,000, (i)(a) minus the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital or (i)(b) plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital; and (ii) minus the amount of the Closing Indebtedness, and (iii) minus the amounts of the Prorations and Other Deductions set forth on Schedule 1 attached hereto, to the extent not included in the definition of Indebtedness (the “Purchase Price”).
          5.02 Estimated Purchase Price and Components; Payment of Estimated Indebtedness. At or prior to the Closing Date, Buyer and Seller shall make a good faith estimate of the Purchase Price (excluding the Earnout Amount) and all components thereof, including the Estimated Working Capital and Indebtedness (the “Estimated Purchase Price”), which shall be set forth in a written summary showing in reasonable detail the calculation thereof and the same shall be attached hereto as Schedule 1. At Closing, Buyer shall pay, by wire transfer of immediately available funds to the account designated by Seller, an amount equal to the Estimated Purchase Price (i) minus the Escrow Fund; (ii) minus the Bond Escrow Fund; and (iii) minus the amounts of the Prorations and Other Deductions set forth on Schedule 1 attached hereto, to the extent not included in the definition of Indebtedness (the “Closing Payment”). Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Seller shall deliver all necessary irrevocable instructions and notice(s) to the appropriate indenture trustee under the Industrial Bonds Supporting Agreements to redeem the Industrial Bonds from the holders thereof, and (b) Buyer shall pay or otherwise discharge (or make arrangements to pay or otherwise discharge) all Indebtedness reflected in the Estimated Purchase Price in accordance with applicable payoff statements and other creditor instructions furnished by Seller, excepting only that portion of the Indebtedness that concerns the Industrial Bonds and the letter or credit issued by JPMorgan Chase Bank, N.A. relating thereto (which Industrial Bonds shall be redeemed pursuant to the irrevocable notice referenced above through a draw on such letter of credit, which draw shall be reimbursed by the Bond Escrow Agent from the Bond Escrow Fund to the appropriate parties in accordance with the terms of the Bond Escrow Agreement). Simultaneously with the Closing, Seller shall obtain releases of all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets, or conditional releases of Encumbrances that are conditioned upon Buyer paying all Indebtedness associated with such Encumbrances, in a form reasonably acceptable to Buyer.
          5.03 Allocation of Purchase Price. The parties agree that the Purchase Price (including the Assumed Liabilities to the extent required by applicable Legal Requirements) shall be allocated among the assets of Seller in a manner consistent with the allocation set forth on Exhibit D attached hereto (the “Price Allocation”). Buyer and Seller shall report, act and file tax returns (including, but not limited to Internal Revenue Service Form 8594, which shall be amended to allocate any change in the Purchase Price resulting from payment of any portion of the Earnout Amount or the other provisions of this Agreement) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Legal Requirements.
     6. Closing Working Capital; Adjustment and Allocation.
          6.01 Determination of Purchase Price.
               (a) Preparation of Closing Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and provide to Seller a written statement setting forth in reasonable detail Buyer’s determination of the final Purchase Price and all components thereof as of the Closing Date (the “Closing Statement”). The Closing Working Capital component of the Purchase Price shall be prepared utilizing the accounts set forth in Schedule 1. The calculation of Closing Working Capital and the Closing Statement shall not reflect any changes or deviations from the methods, policies, accounts and underlying assumptions used in the calculation of the Estimated Working Capital as set forth on Schedule 1, as it is the parties’ intent to measure changes in Estimated Closing Working Capital and Closing Working Capital on a consistent basis.
               (b) Payment of Adjustment. If the actual Purchase Price, as finally determined hereunder, exceeds the Estimated Purchase Price, then Buyer shall pay to Seller the difference between the two amounts. If the actual Purchase Price, as finally determined hereunder, is less than the Estimated Purchase Price (a “Deficit”), then Seller shall pay to Buyer the difference between the two amounts. Any payment required to be made pursuant to this Section 6.01(b) shall be made within ten (10) days after Seller’s acceptance of the Closing Statement or, if applicable, within ten (10) days after receipt of a determination and resolution of any dispute over the Closing Statement as provided in Section 6.02 below; provided, that any such amount shall be funded first, in the event of a Deficit, from the Purchase Price Adjustment Escrow Portion of the Escrow Fund (with any remaining amount of such Purchase Price Adjustment Escrow Portion being released to Seller), and second (if at all) directly from Seller or Buyer, as applicable. Any such amount payable pursuant to this Section 6.01(b) shall be paid (i) together with interest (not compounded) thereon at the Applicable Rate from and including the Closing Date through the date immediately preceding the date of payment and (ii) by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the party entitled to receive such payment (or by such other means as are mutually agreeable to the parties).
          6.02 Disputes Concerning Adjustment of the Closing Statement.
               (a) Buyer shall permit Seller and its independent public accountant to review (at Seller’s request and expense) all accounting records and all work papers and computations used in the preparation of the Closing Statement. If Seller does not give a Dispute Notice to Buyer within thirty (30) days after receiving the Closing

Statement, Seller shall be deemed to have agreed with the Closing Statement presented by Buyer, and the Closing Statement presented by Buyer shall be final and binding on Seller and Buyer.
               (b) If Seller delivers a Dispute Notice within the thirty (30) day period described in Section 6.02(a) above, then Buyer and Seller shall negotiate in good faith to resolve the items in dispute. If after twenty (20) days from the date a Dispute Notice is given hereunder Buyer and Seller cannot agree on the resolution of all of the disputed items, the items still in dispute shall be referred to the Chicago, IL office of Grant Thornton LLP or another accounting firm mutually acceptable to both Buyer and Seller (the “Accounting Firm”). When acting pursuant to this Section 6.02 the Accounting Firm shall determine, using any applicable principles and provisions set forth in this Agreement, whether Buyer’s calculation of the Purchase Price and any component thereof requires adjustment. The decision of the Accounting Firm as to the issues in dispute shall be non-appealable, conclusive and binding upon Buyer and Seller for purposes of this Agreement. The fees and expenses of the Accounting Firm pertaining to the dispute resolution hereunder shall be shared equally by Buyer on the one hand and Seller on the other hand.
          6.03 Adjustment. If any payment is made by Seller to Buyer in respect of any claim for any breach of this Agreement or pursuant to any indemnity under this Agreement, the payment shall be made by way of adjustment of the Purchase Price paid by Buyer for the Purchased Assets and the Purchase Price shall be deemed to have been reduced by the amount of such payment.
     7. Earnout Amount.
          7.01 Earnout Amount. As additional Purchase Price, Seller shall be entitled to earn up to $4,450,000 after the Closing Date pursuant to the terms and conditions of this Section 7 (the “Earnout Amount”). The Earnout Amount shall be paid to Seller if Buyer’s EBITDA (as defined below) exceeds target EBITDA for each of the periods set forth below (each, a “Period”) respectively. Seller shall be entitled to earn the Earnout Amount under the following conditions:
               (a) for the Period commencing on December 29, 2008 and ending on June 28, 2009, the Earnout Amount shall be $2,225,000 if Buyer’s EBITDA for such Period is at least $3,900,000; and
               (b) for the Period commencing on December 29, 2008 and ending on June 27, 2010, the Earnout Amount shall be an additional $2,225,000 if Buyer’s EBITDA for such Period is at least $15,500,000.
          7.02 Calculation of EBITDA.
               (a) Preparation of EBITDA Statement; Disputes Related Thereto. Within ninety (90) days after the end of each Period Buyer shall prepare, or cause to be prepared, and shall provide to Seller a written statement setting forth in reasonable detail Buyer’s determination of Buyer’s EBITDA for such Period (each, an

“EBITDA Statement”). Buyer shall provide Seller and its representatives access to all relevant data, information and records, together with all appropriate personnel of Buyer, for its review of the EBITDA Statement, including reasonable access to any work papers used by Buyer in the preparation of the EBITDA Statement. If Seller does not give a notice of dispute within forty-five (45) days of receiving the EBITDA Statement, Seller shall be deemed to have irrevocably accepted the EBITDA Statement presented by Buyer and the same shall be final and binding on Seller and Buyer for all purposes. If Seller delivers a notice of dispute within the forty-five (45) day period described in the foregoing sentence, then Buyer and Seller shall negotiate in good faith to resolve such dispute. If, after thirty (30) days from the date Seller provides a notice of dispute, Buyer and Seller cannot agree on a resolution, the parties shall instruct the Accounting Firm to calculate the EBITDA for such Period, and the Accounting Firm shall calculate the EBITDA within thirty (30) days after receiving such instruction. The decision of the Accounting Firm as to the issues in dispute shall be non-appealable, conclusive and binding upon Buyer and Seller for purposes of this Agreement. The fees and expenses of the Accounting Firm in making such calculation shall be borne one-half by Seller and one-half by Buyer.
          7.03 Elements Included in EBITDA Calculation. “EBITDA” means the amount of Buyer’s net income in respect of the Business for each respective Period before all federal, state, local and foreign franchise, excise and income taxes, interest, depreciation and amortization, calculated in accordance with GAAP, applied consistently, and provided further that the following principles shall be applied in calculating EBITDA:
               (a) EBITDA for all Periods shall be calculated based upon an opening balance sheet of Seller dated as of December 29, 2008 (the “Opening Balance Sheet”). The Opening Balance Sheet shall be prepared by Buyer utilizing the Closing Statement as a starting point, but (i) Buyer shall adjust the same to bring it into compliance with GAAP and Buyer’s standard accounting principles, procedures, methods and practices, including without limitation Buyer’s cost accounting methods for raw materials and work in process (which, inter alia, will require the elimination of any “Purchase Price Variance” accounts utilized in the Closing Statement from the Opening Balance Sheet); and (ii) the Opening Balance Sheet shall take into consideration the results of operations of the Business between the Closing Date and December 28, 2008. Buyer will provide Seller with a copy of the Opening Balance Sheet within ninety (90) days of the Closing Date.
                    (i) Buyer shall permit Seller and its independent public accountant to review (at Seller’s request and expense) the Opening Balance Sheet. If Seller does not give a Dispute Notice to Buyer within thirty (30) days after receiving the Opening Balance Sheet, Seller shall be deemed to have agreed with the Opening Balance Sheet presented by Buyer, and the same shall be final and binding on Seller and Buyer for purposes of calculating EBITDA and the Earnout Amount.
                    (ii) If Seller delivers a Dispute Notice within the thirty (30) day period described in subsection (i) above, then Buyer and Seller shall negotiate in good faith to resolve the items in dispute. If after twenty (20) days from the date a Dispute Notice is given hereunder Buyer and Seller cannot agree on the resolution of all of the disputed items, the items still in dispute shall be resolved in accordance with Section 15 of this Agreement, except that the only issue to be resolved thereunder shall be whether the Opening Balance Sheet is in compliance with GAAP and Buyer’s standard accounting principles, procedures, methods and practices, and no other issue or matter.
               (b) The following costs, charges and expenses shall be excluded from EBITDA:
                    (i) Intercompany charges constituting general and administrative overhead or interest allocation charges between Buyer and any of its Affiliates that have not been approved by Seller in writing; and
                    (ii) Except as otherwise may be required in adhering to the requirements set forth in subsection (a) hereof, income, gains or losses resulting from any change in accounting principles, procedures, methods or practices subsequent to the date hereof, including income, gains or losses representing the cumulative effect on prior periods of any such changes.
               (c) The following shall be added to EBITDA (without duplication) to the extent they are included as expenses therein:
                    (i) all expenses which are expensed, whether immediately or after having been capitalized by Buyer, in connection with any acquisition indebtedness and any refinancing of such indebtedness and interest expense incurred on acquisition indebtedness;
                    (ii) the amount by which the EBITDA has been reduced as a result of the making of any loan by Buyer to any of Buyer’s Affiliates or otherwise required by Buyer’s Affiliates, or any guaranty or indemnity given by Buyer for the obligations of third parties, except to the extent such guarantees or indemnities were given in the ordinary course of the Business;
                    (iii) any expense of Buyer for which Seller has made a payment to Buyer after demand therefor pursuant to Section 14 of this Agreement, whether such payment is made directly, from the Escrow Fund or otherwise;
                    (iv) severance costs for employees of the Business terminated by Buyer after the Closing, but only to the extent such costs exceed the amount of wages, salaries and benefits saved by the Business as a result of such terminations during a Period; and
                    (v) costs associated with the integration of the Business into Buyer, but only to the extent the same are in excess of the those Selling, General & Administrative costs included in Seller’s projections/forecasts for the Business that were provided to Buyer prior to the Closing.

          7.04 Covenants of Buyer. Buyer covenants as follows with respect to the Business until after June 27, 2010:
               (a) Buyer shall cause to be maintained in effect levels of property damage, liability, business interruption, and other insurance substantially consistent with the levels maintained by Seller before the Closing, to the extent the same are reasonable and appropriate;
               (b) All agreements and/or transactions between Buyer, on one hand, and its affiliates, on the other hand, that result in a charge or expense, or income or revenue, to Buyer shall be substantially on an arms-length basis except as otherwise agreed in writing by Seller; and
               (c) Buyer and its affiliates will not include in the EBITDA calculation as set forth in Section 7.02 above any Earnout Amounts accrued, payable or paid pursuant to this Section 7 and will treat all such Earnout Amounts as part of the Purchase Price.
          7.05 Acknowledgement of Seller and Members. Seller and the Members hereby acknowledge and agree that, notwithstanding anything contained in this Section 7 to the contrary, after the Closing Buyer shall only be required and obligated to exercise ordinary and typical business judgment in operating the Business, using the same degree of care that it uses to operate its other businesses and affiliates. Without limiting the generality of the foregoing, Seller and the Members hereby acknowledge and agree that Buyer shall not be required or obligated to operate the Business after the Closing in a manner or fashion designed or intended to maximize the Earnout Amount.
     8. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof at the offices of Seller in Appleton, Wisconsin at 8:00 a.m.; provided, however, that the Closing may be conducted by facsimile, e-mail or other electronic communication. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing will be deemed effective as of 12:01 a.m. (Central Standard Time) on the Closing Date.
     9. Closing Deliveries.
          9.01 Deliveries by Seller at or Prior to Closing. Seller shall have delivered or caused to be delivered to Buyer the following items at or prior to the Closing, in form and substance reasonably acceptable to Buyer and its counsel and executed (as applicable) by Seller:
               (a) a general bill of sale in substantially the form of Exhibit G, duly executed by an executive officer of Seller;
               (b) an assignment and assumption agreement in substantially the form of Exhibit H (the “Assignment and Assumption Agreement”), duly executed by an executive officer of Seller;

               (c) a Certificate of Status for Seller, issued by the Wisconsin Department of Financial Institutions and dated within ten (10) days of the Closing Date;
               (d) a general warranty deed (subject to the Permitted Encumbrances) reflecting the transfer of the Owned Real Property, in substantially the form of Exhibit I (the “Deed”);
               (e) releases of Encumbrances for all Indebtedness (or a commitment by the applicable lender to release upon receipt of amounts due, as stated in any applicable payoff statement or instruction);
               (f) releases of all other Encumbrances, other than Permitted Encumbrances;
               (g) the consent to the consummation of the transactions contemplated by this Agreement, to the extent required by the other parties, to those Material Contracts listed on Exhibit J;
               (h) the Escrow Agreement in the form attached hereto as Exhibit B, executed by an executive officer of Seller;
               (i) the Bond Escrow Agreement in the form attached hereto as Exhibit A, executed by an executive officer of Seller and the escrow agent thereunder;
               (j) employment agreements, in a form acceptable to Buyer in its sole discretion, with each employee identified on Exhibit K (collectively, the “Employment Agreements”);
               (k) an affidavit that meets the requirement of Code Section 1445 and the Foreign Investment in Real Property Tax Act of 1980;
               (l) an assignment of trademarks in the form of Exhibit L hereto, duly executed by an executive officer of Seller (the “Assignment of Trademarks”);
               (m) an assignment of domain names in substantially the form of Exhibit M attached hereto (the “Domain Name Assignment”) duly executed by an executive officer of Seller;
               (n) an amendment to the Articles of Organization, duly executed by an officer of Seller, changing the name of Seller to a name different from “Pensar Electronic Solutions” and not confusingly similar to, “Pensar,” to be filed by Buyer with the Wisconsin Department of Financial Institutions;
               (o) a certificate of an authorized Manager of Seller, certifying that attached thereto are true and complete copies of (i) the Articles of Organization and Operating Agreement, as amended through and in effect on the Closing Date, and (ii) resolutions of the Members of Seller authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, and (iii) certifying as to the incumbency of the officer of Seller executing this Agreement on behalf of Seller;
               (p) assignment(s) respecting the Assigned Benefit Plans, including the signatures of all insurers underwriting the same on such assignment;
               (q) the Title Policy;
               (r) such other documents, instruments and agreements as are reasonably requested by Buyer or its counsel (provided that no opinion of counsel shall be required).
          9.02 Deliveries by Buyer At or Prior to Closing. Buyer shall have delivered or caused to be delivered the following items at or prior to the Closing in a form and substance reasonably acceptable to Seller and its counsel and executed (as applicable) by Buyer and/or its affiliated parties:
               (a) the Closing Payment, in accordance with the wire transfer instructions received from Seller;
               (b) the Escrow Fund, by wire transfer to U.S. Bank, N.A. in accordance with the Escrow Agreement;
               (c) the Bond Fund, by wire transfer to JPMorgan Chase Bank, N.A. in accordance with the terms of its payoff letter dated effective December 22, 2008;
               (d) a certificate of the Secretary of Buyer, certifying that attached thereto are true and complete copies of (i) the Articles of Incorporation and By-laws of Buyer, as amended through and in effect on the Closing Date, and (ii) resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, and (iii) certifying as to the incumbency of the officer of Buyer executing this Agreement on behalf of Buyer;
               (e) a Certificate of Good Standing (or comparable document) for Buyer issued by the State of Missouri and dated within ten (10) days of the Closing Date;
               (f) the Escrow Agreement, duly executed by an executive officer of Buyer;
               (g) the Employment Agreements, duly executed by an executive officer of Buyer;
               (h) the Assignment and Assumption Agreement, duly executed by an executive officer of Buyer;

               (i) the Assignment of Trademark, duly executed by an officer of Buyer; and
               (j) the Domain Name Assignment, duly executed by an officer of Buyer;
               (k) such other documents, instruments and agreements as are reasonably requested by Seller or its counsel (provided that no opinion of counsel shall be required).
     10. Representations and Warranties of Seller. Subject to the exceptions expressly stated in the schedule delivered by Seller concurrently herewith and identified as the “Disclosure Schedule,” Seller and the Members, jointly and severally, hereby represent and warrant to Buyer as follows:
          10.01 Organization. Seller is a limited liability company validly existing under the laws of the State of Wisconsin. Seller has all limited liability company power and limited liability company authority to own, operate and lease its properties and carry on the Business as now conducted. Seller is duly licensed and qualified to do business in and is in good standing under the laws of each state or other jurisdiction where failure to do so would result in a Material Adverse Effect.
          10.02 Authorization of Agreement. All persons who are equity interest holders of Seller, and all persons holding any present or contingent right to become equity interest holders of Seller, are signatories to this Agreement. Seller has all necessary limited liability company power and limited liability company authority, and each of the Members have all requisite authority, to execute and deliver this Agreement and the other agreements which are to be executed pursuant to the terms hereof, and to consummate the transactions provided for hereby and thereby. The execution and delivery of this Agreement and any such other agreements which are to be executed by Seller and/or the Members and the performance by it and them of the obligations to be performed hereunder and thereunder, have been duly authorized by all necessary action on the part of Seller and each of the Members. The execution and delivery of this Agreement and each other agreement to be executed by Seller and each of the Members pursuant hereto, and except as set forth in Section 10.02 of the Disclosure Schedule, the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach of, or constitute a default under, (a) Seller’s Articles of Organization or Operating Agreement, (b) any order, judgment or decree to which Seller or any Member is a party or by which Seller, any Member or their respective assets are bound or affected, or (c) any Legal Requirement by which Seller, any Member or their assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Seller or the Members pursuant hereto will be, when so executed, a valid and binding obligation of Seller and the Members, enforceable in accordance with their terms.
          10.03 Financial Statements. (a) Seller has delivered to Buyer copies of the following “Financial Statements” (herein so called), which were prepared in the ordinary course by Seller, and which were prepared from the books and records of Seller in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as otherwise disclosed in Section 10.03 of the Disclosure Schedule and except in the case of unaudited financial statements solely in respect of the lack of footnote disclosure and subject to normal year-end adjustments): (i) audited balance sheets of Seller as of December 31, 2007 and December 31, 2006 and statements of income for each of the years then ended; (ii) an unaudited balance sheet of Seller as of September 30, 2008 (the “Interim Balance Sheet”) and related unaudited statement of income for the nine (9) month period ending on such date (such date being referred to herein as the “Interim Balance Sheet Date”); and (iii) an unaudited balance sheet of Seller as of October 26, 2008, and a related unaudited statement of income for the period beginning on January 1, 2008 and ending on such date. The Financial Statements are accurate, complete and consistent with the books and records of Seller, and fairly present the financial condition of Seller as of their respective dates and the results of its operations for the periods covered thereby.
               (b) Neither Seller nor the Members not, to Seller’s knowledge, Seller’s independent accountants, have identified or been made aware of (i) any fraud, whether or not material, that involves Seller’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Seller, or (ii) any claim or allegation regarding the foregoing.
          10.04 Business Changes. Except as otherwise disclosed in Section 10.04 of the Disclosure Schedule, since January 1, 2008, Seller has operated in all material respects in the Ordinary Course of Business and there has not been any Material Adverse Effect or, to Seller’s knowledge, any fact, event or circumstances which would reasonably be expected to have or cause a Material Adverse Effect. Except as otherwise disclosed in Section 10.04 of the Disclosure Schedule and except for actions taken and/or changes made at the request of, or authorized by, Buyer, or otherwise taken or made pursuant to this Agreement, since the Interim Balance Sheet Date there has not been with respect to Seller:
               (a) any (i) material damage, destruction or loss (whether or not covered by insurance) or (ii) material transaction outside the Ordinary Course of Business;
               (b) any sale, lease, transfer, assignment, abandonment or other disposition of any material asset of Seller outside the Ordinary Course of Business;
               (c) any material deviation from the Ordinary Course of Business, including without limitation, inventory buying practices or accounts receivable collection practices, in contemplation of the transactions described in this Agreement;
               (d) any material change or modification of Seller’s accounting methods or practices;

               (e) any declaration or payment of any dividend or distribution to any member of Seller or other holders of equity or other similar ownership or participation interests, including equity interest splits, equity interest dividends and profit distributions, or any purchase or redemption of any membership interests, stock, notes or other debt or equity or other similar ownership or participation interests;
               (f) other than in the Ordinary Course of Business, (i) any bonus or any wage, salary or compensation increase to any of its directors or managers or any of its officers, employees, sales representatives or consultants who earns or has earned more than $50,000 annually in aggregate compensation from Seller, or (ii) any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
               (g) any loans or advances to, or guarantees for the benefit of, any person (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business which do not exceed $10,000 in the aggregate);
               (h) any institution or settlement of claims or lawsuits for an amount involving in excess of $100,000 in the aggregate or involving equitable or injunctive relief; or
               (i) any commitment or agreement to do any of the foregoing.
          10.05 Real Property. Section 10.05 of the Disclosure Schedule sets forth a list and description of all real property owned or occupied by Seller (collectively, the “Real Property”). Except as set forth in Section 10.05 of the Disclosure Schedule, there are no Material Contracts relating to or affecting the Real Property to which Seller is a party or by which the Real Property is otherwise bound or affected. There are no material structural or nonstructural defects (including inadequacy for normal use of mechanical systems and fixtures) in any of the buildings or their systems or fixtures (including the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems), ordinary wear and tear excepted, situated on the Real Property and such building systems, fixtures, and improvements, owned, leased or used by Seller, taken as a whole, are in all material respects, in good condition and working order (reasonable wear and tear excepted) have been reasonably maintained and used, and are in compliance with all applicable Legal Requirements. Other than capital expenditures reserved or accrued for on the Interim Balance Sheet or on the Closing Statement, Seller has no knowledge of material capital expenditures with respect to any parcel of the Real Property (excluding only normal repair made consistently with past practice) that would, at this time, be necessary to conduct the Business as presently conducted at such parcels nor are any such expenditures planned by Seller. Neither the whole or any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, and to Seller’s knowledge, no such condemnation, requisition or taking is threatened or contemplated. No public improvements have been commenced and to Seller’s knowledge there are no public improvements planned which would result in special assessments against or otherwise materially and adversely affect any of the Real

Property. No portion of the Owned Real Property is within an identified flood plan or other designated flood hazard area as established under any Legal Requirement or otherwise by any Governmental Authority. The Owned Real Property has direct legal access to, abuts and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers are currently available to the Owned Real Property at normal and customary rates, and are adequate to serve such property for Seller’s current use thereof. Seller is not a “Foreign Person” as defined in Code Section 1445. With respect to each parcel of the Leased Real Property, Seller holds a valid leasehold interest and there is no material default by Seller, or, to Seller’s knowledge, any other party under such Real Property lease
          10.06 Equipment. Except as set forth on Section 10.06 of the Disclosure Schedules, to Seller’s knowledge, no material maintenance outside the Ordinary Course of Business is needed with respect to the machinery, equipment (including computer systems), furniture and fixtures (except to the extent constituting part of the Real Property) currently used by Seller to operate the Business. All such items are in good condition and repair (reasonable wear and tear excepted) and are usable in the Ordinary Course of Business, and, to Seller’s knowledge, there are no latent defects with respect thereto.
          10.07 Title to Assets; Sufficiency. Except as set forth in Section 10.07 of the Disclosure Schedule, Seller has good title, or is otherwise legally entitled to use, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except for those Encumbrances which will be released prior to or at the Closing. The Purchased Assets constitute all of the tangible and intangible properties, rights, benefits and other assets necessary or appropriate to operate the Business in the ordinary course as conducted by Seller prior to the Closing, and after the Closing Buyer will be in possession of all such assets and will be able to operate the Business on a stand-alone basis.
          10.08 Accounts Receivable. All accounts receivable reflected on the Interim Balance Sheet and those existing as of the Closing Date and reflected in the Estimated Working Capital represent valid claims for bonafide, arms-length sales of goods and services actually made by Seller in the Ordinary Course of Business, are good and collectible within one hundred and twenty (120) days of the Closing Date, and are not subject to valid defenses, set-offs or counterclaims, subject to applicable reserves reflected in the Interim Balance Sheet and the Estimated Working Capital.
          10.09 Inventory. Except as set forth in Section 10.09 of the Disclosure Schedules, Seller’s inventory reflected in the Estimated Working Capital is of a quality and quantity usable and saleable in the Ordinary Course of Business (and in any event within six (6) months after the Closing Date). Subject to the applicable reserves reflected in the Interim Balance Sheet and the Estimated Working Capital, Seller has no (i) off-specification or obsolete inventory, (ii) finished goods inventory for which there have been no sales in the last ninety (90) days, (iii) finished goods inventory that is custom made for a customer or group of similar customers, and such customer(s) has/have indicated, either expressly or impliedly, that it/they will not be purchasing any more of such custom inventory. All inventory of the Business is located solely at the Real Property. As of the Closing, the Business will have on hand inventories in amounts consistent with the Business’ past practices and at levels sufficient for Buyer to continue to operate in the Ordinary Course of Business after the Closing.
          10.10 Contracts.
               (a) Section 10.10(a) of the Disclosure Schedule lists the following contracts, agreements, leases, licenses or arrangements to which Seller is a party or by which its assets, properties or Business are bound (collectively, the “Material Contracts”): (i) agreements not to compete with any person in any business or geographic territory, or restricting a person’s ability to solicit any other person’s customers, employees or business relationships; (ii) agreements relating to Seller’s or its employee’s use, protection, disclosure or nondisclosure of confidential information of any third party; (iii) leases of real property, and leases of personal property involving annual expenditures greater than $5,000; (iv) except for purchase orders or sale orders for the purchase of materials or supplies or for the sale of products entered into in the Ordinary Course of Business that have a term of 6 months or less or that do not require consent to assign to Buyer, agreements involving payment or other expenditure by any party of more than $25,000 per year; (v) agreements providing for the disposition of any material asset, other than in the Ordinary Course of Business; (vi) material consulting agreements not cancelable on less than twelve (12) months notice; (vii)  agreements with sales representatives, dealers or distributors; (viii) partnership or joint venture agreements; (ix) agreements relating to the license of intellectual property to and from third parties (other than software licenses for software which is commercially available “over the counter”); (x) collective bargaining agreements; (xi) any employment agreement or other agreement or arrangement between Seller and its officers, managers or affiliates (including any member of Seller or any of their relatives or affiliates); (xii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or evidencing an Encumbrance; (xiii) any agreement with any customer or supplier described in Section 10.19 of the Disclosure Schedule; and (xiv) any other contract, agreement, lease, license or arrangement which is material to Seller or necessary or materially beneficial in the profitable operation of the Business.
               (b) Each Material Contract is in full force and effect. Except as set forth in Section 10.10(b) of the Disclosure Schedule, Seller is not in default under any Material Contract, and to Seller’s knowledge, no other party to any Material Contract is in default thereunder in any respect.
          10.11 Litigation and Proceedings. Except as set forth in Section 10.11 of the Disclosure Schedule, (a) there is no material suit, action or legal, administrative, arbitration or other similar proceeding pending or, to Seller’s knowledge, threatened against Seller with respect to the Business, and (b) no material suit, action or legal, administrative, arbitration or other similar proceeding was filed or, to Seller’s knowledge, threatened against Seller since January 1, 2007. Seller has not received notice within the past twelve (12) months of any material claim arising out of (or alleged to be arising out of) any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Business. To Seller’s knowledge, no product manufactured, sold or delivered by the Business, or any part or component thereof, is or within the past twelve (12) months has been the subject of any product recall in connection with any actual or alleged product defect.
          10.12 Compliance with Environmental and Safety Laws. Except as set forth in Section 10.12 of the Disclosure Schedule:
               (a) The Environmental Permits are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental and Safety Laws or Hazardous Substances required of Seller for the conduct of the Business and the use of the Real Property (as presently conducted and used by Seller), and all such Environmental Permits are set forth in Section 10.12 of the Disclosure Schedule.
               (b) Seller has filed all reports, returns and other filings required to be filed with respect to the Real Property and the Business under Environmental and Safety Laws and the Environmental Permits. Seller has furnished to Buyer true, correct and complete copies of all environmental audits, reports, assessments and all other material environmental, health or safety documents relating to Seller, its assets and properties and the past or current operations of the Business, in each case which are in its possession or under its reasonable control.
               (c) Seller and its properties and assets (including the Real Property) have been and are being operated by Seller in accordance with all Environmental and Safety Laws and Environmental Permits.
               (d) Seller has not received any notice that it or any of its properties and assets (including the Real Property) is not in material compliance with Environmental and Safety Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or threatened.
               (e) Except as described in Section 10.12 of the Disclosure Schedule, there are no actions pending or any actions, claims or investigations threatened against Seller, which in any case asserts or alleges (i) Seller or it properties or assets (including the Real Property) violated or is in violation of any Environmental and Safety Law or Environmental Permit; (ii) Seller is required to clean up or take remedial or other responsive action due to the disposal, discharge or other release of any Hazardous Substance on the Real Property; or (iii) Seller is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by Seller.
               (f) Except as disclosed in Section 10.12 of the Disclosure Schedule, with respect to the period during which Seller owned, or during the period in which Seller occupied, the Real Property, there has been no material Release or threatened Release of any Hazardous Substance from the Real Property in violation of Environmental and Safety Laws.
          10.13 Permits. Seller possesses all Permits necessary to conduct the Business as currently conducted, and such Permits are in full force and effect. No proceeding is pending or, to Seller’s knowledge, threatened regarding the revocation or material limitation of any such Permit. Seller has no knowledge of any reason why any material permit would not be renewed by applicable Governmental Authorities.
          10.14 Taxes. Except as set forth in Section 10.14 of the Disclosure Schedule:
               (a) All Tax returns that were required to be filed with respect to Seller have been accurately prepared and timely filed. All such Tax Returns are true, correct, and complete in all material respects and such Tax Returns were prepared in substantial compliance with all applicable Legal Requirements. Seller has at all times complied with applicable Legal Requirements pertaining to Taxes, including, without limitation, all applicable Legal Requirements relating to record retention.
               (b) Seller has timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has established in the most recent financial statements an adequate reserve for all Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that have accrued but are not yet due or payable.
               (c) No claim has been made by any taxing authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from Seller.
               (d) No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller. All deficiencies asserted or assessments made against Seller as a result of any examinations by any Taxing authority have been fully paid. No issue has been raised in any such examination, audit, or other proceeding, which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency in Taxes of Seller.
               (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Seller.
               (f) Seller is not a party to or bound by any closing agreement, offer in compromise, or other agreement with any Taxing authority that could affect Taxes for which Seller or Buyer may be liable.

               (g) Seller has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.
               (h) Seller is not a party to any plan or other Contract that has resulted or would result, separately or in the aggregate, in connection with this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
               (i) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
               (j) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any Legal Requirement) executed on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
          10.15 Employee Benefit Plans.
               (a) Section 10.15(a) of the Disclosure Schedule lists all “employee pension benefit plans,” as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by Seller (the “Pension Plans”). The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored or contributed to by Seller.
               (b) Section 10.15(b) of the Disclosure Schedule lists all “employee welfare benefit plans,” as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by Seller (the “Welfare Plans”). The term “Welfare Plans” shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by Seller.
               (c) Section 10.15(c) of the Disclosure Schedule lists all plans, agreements or programs maintained, sponsored or contributed to by Seller to provide fringe or other benefits to employees of the Business (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, holiday, sick leave, disability, equity compensation, retirement, stock bonus, savings, thrift, bonus, stock appreciation, deferred compensation, severance, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs (the “Fringe Benefit Plans”).

               (d) Section 10.15(d) of the Disclosure Schedule lists each other material plan, program, policy, contract or arrangement maintained, sponsored or contributed to by Seller which (i) has not already been listed in Section 10.15(a), (b) or (c) of the Disclosure Schedule and (ii) provides for bonuses, pensions, deferred pay, stock or equity related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former employees, agents, or independent contractors or any beneficiaries or dependents of any such person, whether or not insured or funded.
               (e) Each such Pension Plan, Welfare Plan, Fringe Benefit Plan and each plan, program, policy, contract or arrangement listed in Section 10.15(d) of the Disclosure Schedule (hereinafter referred to collectively as “Seller Benefit Plans” or individually as a “Seller Benefit Plan”). In addition, (i) each Seller Benefit Plan complies in all material respects, in form and operation, with all applicable Legal Requirements, and any contract or labor, works council or collective bargaining agreement, and has been administered in all material respects in accordance with its terms and all applicable Legal Requirements; (ii) all contributions, premiums and other payments due from Seller to (or under) any Seller Benefit Plan through the date of this Agreement and as of the Closing have been fully paid or, to the extent not required to be paid on or before such date, have been accrued on Seller’s financial statements and fully provided for in accordance with applicable funding principles and requirements and will continue to be accrued in Seller’s financial statements and so paid or provided for until the Closing Date; (iii) Seller has no liability (including any withdrawal liability) with respect to [a] any employee pension benefit plan covered by Title IV of ERISA or Section 412 of the Code, except as has been satisfied in full prior to the Closing Date or [b] any Multiemployer Plan (as defined in Section 4001 of ERISA); (iv) all Seller Benefit Plans may be terminated or modified by Seller in its discretion without penalty or premium; (v) no reportable event with respect to Seller’s Benefit Plans under ERISA has occurred during the last two (2) years; (vi) no termination or partial termination of any Seller Benefit Plan or participation in any Seller Benefit Plan has occurred within the last five (5) years; and (vii) no Seller Benefit Plan provides benefits to any retirees or other former employees of Seller, except to the extent required by COBRA; (viii) to Seller’s knowledge, no fiduciary has liability with respect to Seller Benefit Plan under ERISA; (ix) all reports, documents, notices and information required by any applicable Legal Requirement with respect to each Seller Benefit Plan have been timely filed and distributed; (x) no long term liability must be reported on Seller’s balance sheet with respect to a Seller Benefit Plan; (xi) there does not exist any pending or, to Seller’s knowledge, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Seller Benefit Plan; (xii) the consummation of the transactions contemplated by this Agreement will not, in and of itself, accelerate the time of the payment of or vesting of, or increase the amount of compensation or benefits under any Seller Benefit Plan and (xiii) to Seller’s knowledge, there is nothing that would materially increase Seller’s future costs under and Seller Benefit Plan from its current costs under such Plan.
               (f) With respect to each Pension Plan that is not intended to be a nonqualified deferred compensation plan, a favorable determination letter has been issued by the Internal Revenue Service after January 1, 2002 and takes into account the series of legislation commonly referred to as “GUST” (or, if the Plan is documented on a prototype, such prototype is currently approved by the Internal Revenue Service and takes “GUST” into account) and since the date of such determination letter there are no circumstances that are likely to adversely affect the qualification of such Plan under Section 401(a) of the Code. Each Pension Plan intended to meet the requirements of Section 401(a) of the Code has been amended in good faith to comply with any provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 that are instituted voluntarily by the end of the plan year in which such changed provision is effective. In addition, Seller has not received any correspondence or written or verbal notice from the Internal Revenue Service; the U.S. Department of the Treasury; the Employee Benefits Security Administration; any participant in, or beneficiary of, a Seller Benefit Plan; or any agent representing any of the foregoing that brings into question Seller’s compliance referred to in this Section.
               (g) With respect to each voluntary employees’ beneficiary association (“VEBA”) under a Welfare Plan, each such VEBA has received a determination letter from the Internal Revenue Service that it is exempt under Section 501(c)(9) of the Code.
               (h) No tax liabilities have arisen and are currently unpaid in relation to a violation of any Seller Benefit Plan of Section 409A of the Code, nor is any tax liability expected to arise in connection with any payment as a result of the transaction contemplated in this Agreement.
               (i) Except for temporary clerical or security personnel and except as set forth on Section 10.15(i) of the Disclosure Schedule, none of Seller’s employees is a “leased employee” within the meaning of Section 414(n) of the Code.
               (j) With respect to each Seller Benefit Plan, Seller has heretofore delivered to the Buyer complete and correct copies of the following documents, where applicable: (i) the current Plan document or, if there is no Plan document, a written description of the Plan ; (ii) the three most recent annual reports (Form 5500), together with schedules, as required, filed with the Internal Revenue Service or Department of Labor, as applicable; (iii) for each Pension Plan that is a non qualified deferred compensation plan, a copy of all filings with the Department of Labor; (iv) the most recent determination letter issued by the Internal Revenue Service; (v) the most recent summary plan description and all modifications; (vi) any trust, insurance, or annuity contracts maintained in connection with each Seller Benefit Plan; (vii) the three most recent audited financial statements; (viii) the attorney responses to the auditor’s requests for disclosure of claims given in connection with the three most recent financial audits; (ix) the three most recent summary annual reports; and (x) the three (3) most recent Forms 990.
          10.16 Labor Matters. Section 10.16 of the Disclosure Schedule lists all employees of Seller, together with their respective base salaries, bonuses and positions. Seller is not a party to or bound by any union collective bargaining agreements or other similar labor contracts. Seller is not a party to any pending arbitration or grievance proceeding or other claim relating to any such labor contract nor, to Seller’s knowledge, is any such action threatened. Within the last five (5) years, Seller has not experienced any union organization attempts or any work stoppage due to labor disagreements, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or to Seller’s knowledge, threatened against or affecting Seller. Seller has no notice or knowledge of any material employment discrimination, worker safety or unfair labor practice or other employment-related investigation against Seller by a Governmental Authority. Seller has no liability under the federal Worker Adjustment and Retraining Notification Act (or any similar Legal Requirement), or the Immigration Reform and Control Act of 1986.
          10.17 Intellectual Property. Section 10.17 of the Disclosure Schedule contains a true and complete list of all Intellectual Property relating to the Business and all pending applications and applications to be filed therefor owned by Seller, and also indicating which of such intellectual property rights are registered. Except as set forth in Section 1017 of the Disclosure Schedule, all intellectual property shown as registered in Section 10.17 of the Disclosure Schedule has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Except as set forth in Section 10.17 of the Disclosure Schedule, (a) Seller owns or otherwise has the right to use all intellectual property rights which are material to the conduct of the Business, as it is currently being conducted and (b) Seller is not infringing any intellectual property rights of any third party in the operation of the Business, nor, to Seller’s knowledge, is any other person infringing the intellectual property listed on Section 10.17 of the Disclosure Schedule. Seller has not received any notice of, and Seller has no knowledge of, any material threat that might diminish or destroy any material trade secret utilized by Seller in the conduct of the Business. Except as set forth in Section 10.17 of the Disclosure Schedule, the computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by Seller in the conduct of the Business is sufficient in all material respects for the current needs of the Business and has not suffered a material outage or other failure in the past twelve (12) months.
          10.18 Compliance with Legal Requirements. Seller is in compliance with, and has at all times complied with, all applicable Legal Requirements except where the failure to do so cannot reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 10.18 of the Disclosure Schedule, within the last two (2) years no written notice from any Governmental Authority has been served upon Seller claiming any material violation or alleged material violation of any Legal Requirement.
          10.19 Major Customers and Suppliers. Section 10.19 of the Disclosure Schedule sets forth a list of the ten largest customers of the Business for each of the fiscal years ended December 31, 2007 and December 31, 2006 (determined on the basis of the total dollar amount of net sales) and for the eleven (11) months ended November 30, 2008 showing the dollar amount of sales to each such customer during each such time periods. Section 10.19 of the Disclosure Schedule also sets forth a list of the ten largest suppliers of the Business in terms of dollar volume of purchases from such suppliers during such time periods. Seller has not received notice (either in writing or by a specific and express oral assertion) that any of the customers or suppliers listed or required to be listed on such Schedule may or will terminate or materially and adversely alter its relationship with Seller or the Business after Closing.
          10.20 Undisclosed Liabilities. Seller does not have any material liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP (including any footnotes thereto), except for (a) liabilities set forth on the Interim Balance Sheet, including the notes thereto, (b) liabilities reflected in the Closing Statement, (c) liabilities disclosed in Section 10.20 of the Disclosure Schedule, and (d) liabilities arising in the Ordinary Course of Business and in accordance with GAAP under contracts, agreements or arrangements to which Seller is a party.
          10.21 Brokerage. Other than fees due to William Blair & Company, L.L.C., which shall be the responsibility of Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of Seller.
          10.22 Related Parties Transactions. Except as set forth in Section 10.22 of the Disclosure Schedule, (i) Seller has not entered into and is not bound by any material agreements, contracts, arrangements or other business relationships with any of Seller’s present and former directors, managers, officers, members, unitholders, partners or their respective relatives or affiliates (the “Related Parties”) other than normal employment arrangements and Seller Benefit Plans, (ii) Seller is not owed, nor does it owe, any material amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment) and (iii) none of the Related Parties has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business or Seller.
          10.23 Insurance. Section 10.23 of the Disclosure Schedule contains a true and complete list of all property, liability, crime and fidelity insurance policies to which Seller is a party or which provides coverage to or for the benefit of or with respect to Seller or any director or employee of Seller in his or her capacity as such, other than as included in Seller Benefit Plans (the “Insurance Policies”), indicating in each case the type of coverage, the insurer, the expiration date of each policy and the amount of coverage. Seller has delivered to Buyer declaration sheets reflecting such Insurance Policies. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing. Seller is not in material default with respect to its obligations under any of the Insurance Policies, and has given timely notice to the insurer of all material claims that may be insured thereby.
          10.24 Officers and Directors; Bank Accounts. Section 10.24 of the Disclosure Schedule sets forth all officers and managers of Seller, and all of the bank accounts, safe deposit boxes and lock boxes of Seller (indicating each authorized signatory with respect thereto).
          10.25 Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, document, certificate or schedule furnished or to be furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of fact or omits or will omit a fact necessary to make the statements contained therein not misleading. Seller are not aware of any other fact or matter which if disclosed might reasonably affect the willingness of a purchaser to purchase the Purchased Assets or operate the Business as currently conducted.
          10.26 Non-Contravention. Except as set forth in Section 10.26 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Legal Requirement or private agreement to which Seller or any Member is subject or any provision of the organizational or operating documents of Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in either party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or the Business is a party or by which either of them are bound or to which any of the Purchased Assets is subject, or (iii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets. Except as set forth in Section 10.26 of the Disclosure Schedule, neither the Seller nor any Member is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval from, any person or Governmental Authority in order for the parties to lawfully consummate the transactions contemplated by this Agreement without risk of defeasement. The agreements listed under nos. 1(e)(iii), (iv), (v), (vi), (vii), (viii) and ix) of Section 10.26 of the Disclosure Schedule only concern customers of the Business who have not purchased any products from the Business since January 1, 2008.
          10.27 ActiveSense Trademark. No revenues for any product sold under or utilizing the “ActiveSense” trademark are reflected on the Financial Statements.
     11. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
          11.01 Corporate Organization. Buyer is a corporation validly existing under the laws of Missouri. Buyer has all corporate power and corporate authority to own, operate and lease its properties and carry on its business as now conducted. Buyer is duly licensed and qualified to do business in and is in good standing under the laws of each jurisdiction where failure to do so would adversely affect the business of Buyer.
          11.02 Authorization of Agreement. Buyer has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other agreements which are to be executed by Buyer pursuant to the terms hereof, and to consummate the transactions provided for hereby and thereby and the execution and delivery of this Agreement and any such other agreements which are to be executed by

Buyer and the performance by it of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary action on the part of Buyer. The execution and delivery of this Agreement and each other agreement to be executed by Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach of, or constitute a default under, (a) Buyer’s Certificate of Incorporation or by-laws, (b) any order, judgment or decree or any agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound or affected, or (c) to Buyer’s knowledge, any Legal Requirement by which Buyer or its assets are bound or affected, which will adversely affect or restrict Buyer’s ability to consummate the transactions contemplated hereby. This Agreement is, and each other agreement and document to be executed by Buyer pursuant hereto will be when so executed, a valid and binding obligation of Buyer enforceable in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting creditors rights generally and by general equitable principles.
          11.03 Litigation. There is no action, suit or proceeding or investigation or claim pending or, to the Buyer’s knowledge, threatened against Buyer which will adversely affect or restrict Buyer’s ability to consummate the transactions contemplated hereby.
          11.04 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for in this Agreement.
          11.05 Solvency. At and immediately after Closing, after giving effect to any changes in Buyer’s assets and liabilities as a result of the transactions contemplated by this Agreement: (a) the value of Buyer’s assets at fair valuation, on a collective basis, would exceed its liabilities (including, without limitation, contingent liabilities); (b) Buyer would be able to pay its debts as they become due; and (c) the capital or assets remaining in Buyer after Closing would not be unreasonably small in relation to its business or any contemplated or undertaken transaction.
     12. Mutual Covenants and Agreements.
          12.01 Further Assurances. In addition to obligations elsewhere in this Agreement, each party will use its reasonable best efforts to ensure that all conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement have been satisfied (insofar as such matters are within such party’s control) and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement in a manner consistent with applicable Legal Requirements.
          12.02 Post-Closing Access to Information. After the Closing and for a period of six (6) years thereafter, upon reasonable notice, Buyer will reasonably cooperate with Seller and will give or cause to be given to Seller and its representatives reasonable access to the records of Seller (including the right to make copies or extracts thereof) relating to Seller and the Business for periods prior to the Closing Date (including those records relating to properties, books, contracts, financial statements, tax returns), at Seller’s sole cost and expense, as is reasonably requested for the preparation or filing of any tax return, filing or report, any financial statement or report for any Governmental Authority, or any response or other required submission to any Governmental Authority. Any such access will be provided and all such inspections will be conducted at reasonable times and in such a manner as not to interfere unreasonably with the operations of the Business. In addition, after the Closing, any access and information provided by Buyer to Seller or any of its representatives pursuant to this Section 12.02 or otherwise pursuant to this Agreement may be conditioned upon the execution and delivery by Seller or such representative of a confidentiality or nondisclosure agreement covering the same in form and substance reasonably satisfactory to Buyer.
          12.03 Litigation Assistance. Following the Closing and for a period of six (6) years thereafter, from time to time upon Seller’s written request, Buyer shall reasonably cooperate with and assist Seller (to the extent not subject to Buyer’s indemnity rights hereunder, at Seller’s expense) in defending any claim or lawsuit relating to Seller’s operation of the Business prior to the Closing. Except to the extent Buyer has indemnity rights under Section 14 below, Seller shall reimburse Buyer for reasonable out-of-pocket expenses actually paid by Buyer with respect to its employees in connection with providing the cooperation and assistance requested under this Section 12.03.
          12.04 Accounts Receivable.
               (a) Buyer agrees to the following with respect to the collection of the pre-Closing accounts receivable of Seller: (i) Buyer shall use commercially reasonable efforts to collect any such accounts receivable and will follow credit collection practices substantially similar to Seller’s historical practices at Closing (but in no event shall Buyer be required to institute litigation or turn over delinquent accounts to any third party collection agency), and (ii) any payments received from a customer shall be applied to the accounts receivable as directed by the customer (and if any payments are not so directed to a specific account receivable by the customer, Buyer will contact such customer and solicit its written instruction as to which outstanding account receivable the payment received should be applied to).
               (b) All pre-Closing accounts receivable of Seller (including, without limitation, any pre-Closing accounts receivable owed by Enhanced Vehicle Applications, Inc. and Pentair, Inc., regardless of whether the same are being carried by Seller as accounts receivable on its books and records, including the Financial Statements) that remain uncollected by the Buyer one hundred and twenty (120) days after Closing shall be shall re-assigned by Buyer to Seller, and Seller and the Members, jointly and severally, shall promptly reimburse Buyer for the book value thereof without offset or deduction in respect of the Basket.

               (c) If any pre-Closing accounts receivable of Seller are re-assigned to Seller and Buyer subsequently receives a payment from a customer directing Buyer to apply it to such receivable(s), Buyer shall promptly forward such payments to Seller (and if Buyer subsequently receives a payment from any customer that is not so directed to a specific account receivable, Buyer will contact such customer and solicit its written instruction as to which outstanding account receivable the payment received should be applied to).
          12.05 Inventory.
               (a) No more than ten (10) days prior to the Closing, a complete, physical counting of all inventories of Seller (the “Physical Inventory”) shall be conducted by Seller at Seller’s sole cost and expense, and such Physical Inventory may be observed by Buyer or its representative in Buyer’s sole discretion. During such Physical Inventory, Seller shall affix a tag to each box/container holding items that comprise the inventories, and each such tag shall identify with specificity the type of items in each box/container and as to each type, the number thereof. In addition, each such tag shall identify, as to each type, the book value thereof, exclusive of any sums assigned thereto in any “Purchase Price Variance” accounts. Upon completion of the Physical Inventory, Seller shall prepare (i) a list of each tag corresponding to each box/container, including the corresponding information noted above (type of item, number for each type of item, and the book value of each item), and (ii) an estimate, on a net basis, of Seller’s receipt and sale of any inventories since the date of the Physical Inventory through the Business Day immediately prior to the Closing, (iii) a list of all inventories in transit through the Business Day immediately prior to the Closing, and (iv) an estimate of Seller’s capitalized inventory costs through the Business Day immediately prior to the Closing, and deliver such lists and estimates to Buyer (collectively, the “Inventory List”). Section 12.05 of the Disclosure Schedule sets forth the Inventory List and the aggregate book value of all items identified on the Inventory List shall be reflected in the Estimated Working Capital.
               (b) Any inventories of Seller reflected on the Inventory List that remain unused or unsold by the Business as of December 31, 2009 (“Unsold Inventory”) shall be promptly re-assigned by Buyer to Seller. Upon such re-assignment, the aggregate net book value thereof, plus the aggregate net book value of items sold on or prior to December 31, 2009 below their individual net book value less the individual selling prices collected on such items on or prior to December 31, 2009, shall be promptly paid by Seller and the Members, jointly and severally, to Buyer, subject to the Basket. Seller may thereafter dispose of the Unsold Inventory in any manner, notwithstanding any non-compete or non-solicitation provision to the contrary in this Agreement, but in selling or transferring any such Unsold Inventory Seller may not use or mention the name “Pensar”. In the event that Buyer intends to purchase any Inventory of the type comprising the Unsold Inventory within two (2) years of its re-assignment to Seller, Buyer shall provide notice to Seller of such intention. Seller shall thereafter have, for a period of ten (10) days from the date of receipt of such notice, the exclusive right and option to sell any of the Unsold Inventory back to Buyer at the same book value price as set forth in this section. In the event Seller decides not to sell any such Unsold

Inventory to Buyer, Seller shall promptly notify Buyer, and Buyer shall then be permitted purchase any such Inventory from any third party.
          12.06 Employees.
               (a) Offer of Employment. At Closing, Buyer shall make a Qualifying Offer to employ each employee of Seller (excluding any employee on leave for any reason and any retiree) who is an employee of the Business and who is listed on Section 10.16 of the Disclosure Schedule (the “Employees”). For purposes of this Agreement, an offer of employment with Buyer shall be a “Qualifying Offer” if it provides for essentially the same base compensation and vacation benefits. Employees who accept offers of employment (including Qualifying Offers of employment) shall be referred to as “Transferred Employees” and shall become employees of Buyer as of the Closing Date.
               (b) Prior Service Credits. Transferred Employees shall receive credit for their prior service with Seller (including service with any predecessor company) under any benefit plans maintained by Buyer that Buyer determines in its sole discretion to offer to such Transferred Employees, including, without limitation, any vacation, severance, short-term disability and life insurance plans. With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Closing Date, Buyer shall (i) cause there to be waived any eligibility requirements or pre-existing condition limitations, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to benefit plans maintained by the Seller.
               (c) Status of Employees. It is understood and agreed that (i) Buyer’s offers of employment as set forth in this Section 12.06 shall not constitute any commitment on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by a Transferred Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).
               (d) Assigned Benefit Plans. Seller shall keep the Assigned Benefit Plans in full force and effect after the Closing, if for any reason the same cannot be fully assigned and transferred to Buyer effective as of the Closing, until such time as the same have been fully assigned and transferred to Buyer.
          12.07 Transfer of Interest in Real Property.
               (a) At the Closing Seller shall transfer good and marketable title to the Owned Real Property to Buyer by general warrant deed (the “Deed”), free of all Encumbrances except Permitted Encumbrances.
               (b) At least ten (10) days prior to Closing Seller shall provide Buyer with a current survey of the Owned Real Property (the “Survey”). The surveyor taking the Survey shall certify that (i) the Survey was made on the ground and the map/plat provided is based upon the field notes of the surveyor, (ii) the Survey shows the location of all observable improvements, the dimensions of all buildings and the distance therefrom from the nearest facing property line, (iii) the Survey shows all recorded easements and right-of-ways affecting the Owned Real Property, and all recorded easements and observable evidence of easements on the ground, (iv) all utility services respecting the Owned Real Property either enter it through adjoining public streets or the Survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land, (v) except as may be shown on the Survey, the Improvements do not violate any recorded restrictive covenants, and (vi) all boundary line and easement encroachments are listed and shown on the Survey.
               (c) At least ten (10) days prior to Closing, Seller shall cause Chicago Title Company (the “Title Company”) to issue and deliver a title insurance commitment (the “Commitment”) pursuant to which the Title Company shall agree to issue to Buyer a policy of title insurance (the “Title Policy”) for an owner on the ALTA Standard Form B policy form (except that the standard exceptions relating to survey matters, rights of parties in possession, mechanic’s liens, easements or claims of easements not of record, and taxes and assessments not shown by the public records, shall be eliminated), in the amount of $3.5 million, insuring fee simple title to the Owned Real Property in Buyer, subject only to the Permitted Exceptions. The Title Policy shall include such endorsements as Buyer shall reasonably require, all of which shall be in form and substance satisfactory to Buyer. Seller shall execute, acknowledge and deliver to the Title Company, on or before the Closing Date, such affidavits and other documents, instruments and other information as the Title Company shall reasonably require as a condition to issuance of the Title Policy in the form herein provided.
               (d) If the Survey or the Commitment, as initially issued or as re-dated to the Closing Date, discloses any defects in title or Encumbrances other than the Permitted Exceptions, Seller will upon Buyer’s written request use commercially reasonable efforts to discharge the same both before and after the Closing.
               (e) To the extent not included in the Closing Working Capital, the following shall be prorated between Buyer and Seller as of the Closing Date on a daily basis with respect to the Owned Real Property: utilities, telephone, electricity, water, sewer and gas, and Taxes (including general real property Taxes and special assessments).
               (f) The cost of the Title Commitment and the Title Policy (including all endorsements) shall be paid by Seller, and the cost of the Survey shall be paid by Buyer (but not to exceed the cost of the Title Policy). All fees of the Title Company, all recording fees and all Wisconsin transfer taxes in connection with the transfer of the Owned Real Property shall be at paid 50% by Buyer and 50% by Seller.
          12.08 Members’ Restrictive Covenants . The Members (each a “Restricted Party” and collectively the “Restricted Parties”), for a period (the “Restriction Period”) beginning on the Closing Date and ending on the fifth (5) anniversary of the

Closing Date (it being understood that, with respect to a breach of this Section 12.08 by a Restricted Party, the Restriction Period for such Restricted Party shall be extended for the duration of such breach), acknowledges, covenants and agrees as follows:
          (a) Noncompetition. Each Restricted Party, by reason of their/his intimate involvement in the operations and management of the Seller and the Business, has acquired knowledge and expertise relating to the Business. No Restricted Party shall, without the prior written consent of Buyer, directly or indirectly (whether as sole proprietor, member of a partnership, joint venturer, investor, equity interest holder, lender, employee, associate, consultant, manager, director, member, service provider, advisor, licensor, licensee, executive or agent of any person, or otherwise, and whether through an affiliate or relative) engage in the Business or otherwise engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed, associated or in any manner connected with or render services or advice to, any person or business (other than Buyer or pursuant to an Employment Agreement with Buyer) whose products, services or activities compete, in whole or in part, with Buyer, Buyer’s Affiliates or the Business in the United States and/or Canada. Nothing in this Section 12.08 shall prohibit a Restricted Party from investing in the securities of any corporation having securities listed on a national securities exchange, provided that (a) such investment does not exceed one percent (1.00%) of any class of securities of any such corporation and (b) such investment (to the extent the issuer of the subject investment security permitted by proviso (a) engages in a business which competes with the Business, Buyer or its Affiliates) represents a passive investment and such Restricted Party does not, in any way, either directly or indirectly, manage or exercise control of any such issuer, guarantee any of its financial obligations, or otherwise take any part in its business (other than exercising rights as a security holder under applicable statutory corporate law).
          (b) Covenant Not to Solicit; Non-Interference. Each Restricted Party covenants and agrees that they/he shall not, whether for their/his own account or for the account of any other person, directly or indirectly (through an Affiliate or otherwise) (a) at any time solicit, induce, attempt to solicit, employ or otherwise engage (each, a “Solicitation”), as an employee, independent representative, independent consultant or otherwise, any person (i) who at the time of such Solicitation is or (ii) who during the twelve (12) month period prior to such Solicitation was an employee, consultant and/or independent sales representative of Buyer, its Affiliates or the Business, or in any manner induce or attempt to induce any such employee or independent sales representative (or any consultant) to terminate such person’s employment with, consultancy with, and/or independent representation of Buyer, its Affiliates or the Business as the case may be (it being understood that a general newspaper advertisement not targeted at any such persons shall not be a violation hereof), (b) solicit orders from or seek or propose to do business with any customer of Buyer, its Affiliates or the Business (including those who were customers of the Business within 18 months before the Closing), or (c) at any time otherwise interfere with a business relationship of Buyer or its Affiliates to the detriment thereof.

               (c) Confidentiality. Other than pursuant to an Employment Agreement for the benefit of Buyer, no Restricted Party shall in any way utilize, disclose, copy, reproduce or retain any confidential information of the Seller or relating to the Business (including the confidential information of customers, vendors, suppliers, and other persons having a relationship with the Business), including all business or trade secrets, proprietary information, price lists, methods, formulas, know-how, customer lists, manufacturing processes, product costs, product specifications, marketing plans, research and development and financial information.
               (d) Remedy for Certain Breaches. Each Restricted Party acknowledges and agrees that the restrictions on their/his activities under the provisions of this Section 12.08 are required for the reasonable protection of Buyer, its Affiliates and the Business in connection with the execution of and Closing under this Agreement. Each Restricted Party further acknowledges and agrees that a breach or threatened breach of any of those obligations will result in irreparable harm to Buyer, its Affiliates and the Business for which there would be no adequate remedy at law, and therefore, each Restricted Party irrevocably and unconditionally agrees that in addition to any other remedies which Buyer may have under this Agreement or otherwise, all of which remedies shall be cumulative, Buyer shall be entitled to apply to any court of competent jurisdiction for ex parte preliminary and permanent injunctive relief and other equitable relief (without the necessity of posting bond or other security, or proving irreparable harm or actual damage) restraining each of the Restricted Parties or any Affiliate of a Restricted Party (or other person associated with such Restricted Party), as the case may be, from doing or continuing to do or perform any acts constituting such breach or threatened breach, and each Restricted Party agrees that the existence of any claim or cause of action by any Restricted Party against Buyer (or its Affiliates or any other person) whether predicated on this Agreement or not, shall not constitute a defense (or give rise to a right of offset) to the enforcement by Buyer of the provisions of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12.08 is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
               (e) Nature of Restrictions. Each Restricted Party has carefully considered the nature and extent of the restrictions upon them/him and their/his affiliates and the rights and remedies conferred upon Buyer under this Agreement, and hereby irrevocably acknowledges, agrees and warrants that the same are reasonable in duration and territory, are designed to eliminate competition which otherwise would be unfair to Buyer, do not stifle the inherent skill and experience of the Restricted Party, would not operate as a bar to Restricted Party’s sole means of support, are fully required to protect the legitimate interests of Buyer, and do not confer a benefit upon Buyer disproportionate to the detriment to the Restricted Party.

     13. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:
          13.01 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding or reporting with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding or reporting and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees, and following the Closing, Buyer agrees to cause Seller (i) to retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller shall allow Buyer to take possession of such books and records. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).
          13.02 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, provided that the cost for such Taxes, fees and charges shall be shared equally by the parties.
     14. Indemnification.
          14.01 Indemnification by Seller and Members. Regardless of any pre-closing investigation, examination or knowledge of Buyer, its Affiliates or their respective agents, and further notwithstanding the Closing, but subject to the limitations set forth in this Agreement, Seller and the Members, jointly and severally, agree to indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees, shareholders, managers, members, agents and representatives (collectively, “Buyer Indemnified Parties”) harmless from and against any damages, liabilities, losses, costs or deficiencies, including, but not limited to, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations, or the defense or settlement of any claim (collectively, “Buyer’s Damages”) arising out of, resulting from or relating to: (a) any inaccuracy in or breach of the representations and warranties of Seller and the Members set forth in Section 10 of this Agreement; (b) any failure of Seller or the Members to duly perform or observe any covenant or agreement to be performed or observed by them pursuant to this Agreement or any agreement to be executed by Seller or the Members pursuant to this Agreement; (c) any pre-Closing tax liabilities of Seller (except to the extent the same is reflected in the calculation of the Purchase Price); (d) Seller’s and Member’s obligations for Excluded Liabilities under Section 4.02, (e) Seller’s and Members’ obligations for certain pre-Closing accounts receivable under Section 12.04(b), (f) Seller’s and Members’ obligations for Unsold Inventory under Section 12.05(b), (g) Seller’s and Members’ obligations for certain COBRA liabilities and obligations under Section 16.15, and (h) Seller’s and Members’ obligations for certain liabilities and obligations relating to the Setback Requirements under Section 16.17 .
               (b) The indemnification obligations of Seller and the Members under Section 14.01(a) shall be limited in aggregate to the Indemnification Escrow Portion of the Escrow Fund, and the indemnification obligations of Seller and the Members under Sections 14.01(b) through (h) shall be limited to the Purchase Price. Buyer shall be required to seek reimbursement of all indemnification obligations of Seller and the Members under Section 14.01(a) solely from the Escrow Fund. Buyer may, but shall not be required to, seek reimbursement of all indemnification obligations of Seller and the Members under Section 14.01(b) through (h) from the Escrow Fund.
               (c) Notwithstanding anything to the contrary contained in this Agreement, with respect to Sections 12.08 and 16.16, each Member shall be liable only for his or her failure to duly perform or observe any covenant or agreement to be performed or observed pursuant to this Agreement that occurs after the Closing Date and shall not be liable for any such breaches by the other Members.
          14.02 Limitations on Seller’s and Members’ Indemnification Obligations.
               (a) (i) The representations and warranties set forth in Section 10.01 (Organization), Section 10.02 (Authorization) and the first sentence of Section 10.07 (Title) shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Section 10.14 (Taxes) shall survive the Closing for the applicable statute of limitations, including any periods of waiver or extension thereof, plus sixty (60) days and (iii) the representations and warranties set forth in Section 10.12 (Compliance with Environmental and Safety Laws) and Section 10.15 (Employee Benefit Plans) shall survive the Closing for a period of three (3) years. All other representations and warranties of Seller and the Members in Section 10 of this Agreement shall survive the Closing for a period of eighteen (18) months. Seller’s and the Members’ obligation to indemnify Buyer with respect to a claim for a breach of a representation and warranty shall extend (with respect to such claim) beyond the applicable survival period only if Buyer asserts such claim by notice in writing to Seller prior to the expiration of such survival period.
               (b) No monies shall be payable by Seller and the Members for their indemnification obligations under Section 14.01(a) and 12.05(b) hereof unless and until the aggregate amount of Buyer’s Damages exceed Three Hundred and Fifty Thousand Dollars ($350,000) (the “Basket”). At such time that the aggregate amount of

Buyer’s Damages exceeds the Basket, Seller and the Members shall be liable to the Buyer Indemnified Parties only for such amount of Buyer’s Damages which exceed the Basket; provided, however, that the foregoing limitations set forth in this Section 14.02(b) shall not apply to claims based upon a breach of Section 10.01 (Organization), Section 10.02 (Authorization) and the first sentence of Section 10.07 (Title), and any amounts claimed by or paid to Buyer pursuant to this Section 14 in connection with breaches of Section 10.01 (Organization), Section 10.02 (Authorization), the first sentence of Section 10.07 (Title) shall not be counted toward the basket.
               (c) Buyer shall not be entitled to indemnification under this Agreement:
                    (i) in connection with any claim for indemnification hereunder with respect to which Buyer has a claim, right of indemnification or right of set-off against any third party, unless Buyer assigns such claim, right of indemnification or right of set-off against such third party to Seller;
                    (ii) with respect to any claim for indemnification hereunder, unless Buyer has given Seller written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto prior to the expiration of any applicable survival period hereunder;
                    (iii) to the extent of any net insurance proceeds actually received by Buyer in connection with the facts giving rise to such indemnification, as determined pursuant to Section 14.02(d) below; and
                    (iv) to the extent Buyer’s Damages are reserved for, or otherwise taken into account, in the Closing Statement or Working Capital Adjustment.
               (d) The amount of any indemnity provided in this Agreement shall be computed net of any insurance proceeds actually received by a Buyer Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder, and Buyer’s reasonable costs and expenses incurred in obtaining such insurance proceeds (including reasonable attorneys’ fees). If the indemnity amount is paid prior to Buyer Indemnified Party’s actual receipt of insurance proceeds related thereto, and a Buyer Indemnified Party subsequently receives such insurance proceeds, then Buyer Indemnified Party shall promptly pay to Seller the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Buyer’s Damages), but not more, in the aggregate, than the indemnity amount paid by Seller or the Members. Seller’s and the Members’ obligation to pay an indemnification claim pursuant to this Agreement in any instance in which insurance is reasonably available to cover the events and circumstances giving rise to the indemnification claim is subject to Buyer’s Indemnified Parties first filing a claim under the applicable insurance policy(ies).
               (e) Except as set forth in this Section 14 and as otherwise expressly provided in this Agreement, or except in the case of fraud, fraudulent misrepresentation or tortuous conduct, after the Closing Seller and the Members shall have no obligation or liability to Buyer Indemnified Parties and Buyer Indemnified Parties shall have no claim or recourse against Seller arising out of or in connection with this Agreement and/or the transactions contemplated by this Agreement, it being understood and agreed by the parties that the remedies provided for in this Agreement shall be the sole and exclusive remedies for any such claim for any such matters. However, nothing contained in this Subsection shall be construed as relieving Seller or Member’s liability to third parties under applicable product liability, environmental, antitrust or any other laws, regulations or court orders/decisions, or of contribution and/or indemnity liability to Buyer and its Affiliates relative to such third party liability under any such laws, regulations or court orders/decisions.
               (f) Except as expressly provided in this Agreement or in the case of fraud or fraudulent misrepresentation, Seller shall not have any liability under any provision of this Agreement for, and Buyer’s Damages shall not include, any consequential (including diminution in value of the Business or lost profits), exemplary or punitive damages, other than such damages that concern or arise out of a Third Party Claim.
          14.03 Indemnification by Buyer.
               (a) Notwithstanding the Closing, but subject to the limitations set forth in this Agreement, Buyer agrees to indemnify, defend and hold Seller and the Members (collectively, “Seller Indemnified Parties”) harmless from and against any damages, liabilities, losses, costs or deficiencies, including, but not limited to, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations, or the defense or settlement of any claim (collectively, “Seller’s Damages”) arising out of, resulting from or relating to any of the following: (a) any inaccuracy in or breach of the representations or warranties of Buyer set forth in this Agreement; (b) any failure to duly perform or observe any term, provision or covenant to be performed or observed by Buyer pursuant to this Agreement or any agreement to be executed by Buyer pursuant to the terms of this Agreement; (c) the Assumed Liabilities; and (d) except for liabilities for which Buyer is expressly entitled to indemnification hereunder or that is related to any representation and warranty of Seller or the Buyer hereunder, any and all liabilities relating to the operation of the Business or Buyer’s use of the Purchased Assets after the Closing Date; provided, however, that Buyer’s indemnification obligations under this Section 14.03 hereunder shall not exceed the Purchase Price (including any amounts paid by Buyer with respect to the Purchase Price at Closing or otherwise). The Buyer shall not have any liability under any provision of this Agreement for, and Seller’s Damages shall not include, any consequential (including diminution in value or lost profits), exemplary or punitive damages (other than such damages recoverable from or assessed against Seller with respect to or in connection with a Third Party Claim).
               (b) Except as expressly provided in this Agreement or in the case of fraud or fraudulent misrepresentation, after the Closing, Buyer shall have no obligation or liability to Seller or the Members and Seller Indemnified Parties shall have no claim or recourse against Buyer arising out of or in connection with this Agreement and/or the transactions contemplated by this Agreement, it being understood and agreed by the parties that the remedies provided for in this Agreement shall be the sole and exclusive remedies for any such claim for any such matters.
          14.04 Procedure.
               (a) Following the discovery of any facts or conditions which could reasonably be expected to give rise to either Buyer’s Damages or Seller’s Damages, the party seeking indemnification under this Agreement (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the party from whom indemnification is sought (the “Indemnifying Party”), specifying the factual basis of the claim in reasonable detail to the extent then known by the party seeking indemnification; provided that the failure to give such notice in such time period shall not relieve the Indemnifying Party of its obligations except to the extent it can show prejudice from such failure.
               (b) If any Indemnified Party receives notice of any matter involving a third party which, if sustained, could give rise to a claim for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall within the time specified in Section 14.04(a) above, provide written notice to the Indemnifying Party of such matter setting forth with reasonable specificity the facts and circumstances as to which such party has received notice; provided, however, that the Indemnified Party shall in any event give written notice to the Indemnifying Party within such period of time as shall be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided further, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.
               (c) Within ninety (90) days after the notice described in Section 14.04(b) above is received from the Indemnified Party, or such shorter period as is required to avoid prejudice in any claim, suit or proceeding, the Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided further, however, that the Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages, resolves the claim entirely, does not impose an injunction or other equitable relief upon the Indemnified Party and for which the Indemnifying Party would be fully indemnified by the Indemnifying Party hereunder (regardless of any limitations set forth herein). The Indemnified Party, at its option and expense, shall have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection.

               (d) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 14.04(c) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate.
               (e) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
               (f) The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Third Party Claim, and, upon the execution of such agreement, such Third Party Claim shall be deemed established as an indemnified claim hereunder.
               (g) The Indemnified Party shall provide all information and assistance reasonably requested by the Indemnifying Party in order to evaluate any Third Party Claim and affect any defense, compromise or settlement thereof.
          14.05 Risk Allocation. The representations, warranties, covenants and agreements made in this Agreement, together with the indemnification provisions in this Agreement, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated by this Agreement among the parties and, accordingly, an Indemnified Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party.
     15. Dispute Resolution.
          15.01 Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Buyer and Seller concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; provided, that “Dispute” shall not include any dispute relating to (a) the Closing Statement, the amount of Working Capital or the Purchase Price, which is to be resolved in accordance with Section 6 hereof, or (b) the EBITDA Statement or the calculation of EBITDA, which shall be resolved in accordance with Section 7 hereof (except that (i) any dispute, disagreement or claim by Seller to the effect that Buyer has not operated the Business in good faith or used reasonable business judgment during any Period which the Earnout Amount may be earned, and/or (ii) any dispute over the Opening Balance Sheet, shall be considered a Dispute hereunder), and (c) any action by Buyer to enforce any of its rights, benefits or remedies under Section 12.08 and 16.16 of this Agreement.
          15.02 Process. If a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 15.03 and 15.04 of this Agreement.

          15.03 Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between Buyer and Seller. Either Buyer or Seller may give the other Party written notice of any Dispute not resolved in the normal course of business (“Dispute Notice”). Buyer and Seller shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of the Dispute Notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these persons within thirty (30) calendar days of delivery of the Dispute Notice, or if the parties fail to meet within such ten (10) calendar days, either Buyer or Seller may initiate arbitration as provided in Section 15.04 of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by legal counsel. The Dispute Notice and related procedures hereunder shall not preclude a party from making a claim for indemnification hereunder.
          15.04 Arbitration. If the representatives of the parties are unable to resolve the dispute through negotiations as set forth above or the parties fail to meet as specified above, then the dispute shall be resolved by final and binding arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of J.A.M.S./Endispute (“JAMS”), as the same may be modified by the terms of this Agreement. After the expiration of periods specified in Section 15.03 above, the demanding party may initiate arbitration by a tripartite panel by making a written demand for arbitration on the other party and simultaneously filing copies of the demand, together with the required fees, with the office of JAMS located at 222 South Riverside Plaza, Suite 1850, Chicago, IL 60606, or such other place where such office shall have been relocated after the date of this Agreement. JAMS will send the parties a list ten arbitrator candidates. Each arbitrator shall be an attorney or certified public accountant having industry or merger and acquisition experience. Within seven (7) days, the parties may strike three names and rank the remaining candidates in order of preference. The three with the highest Composite rankings will be selected (the three arbitrators being collectively referred to herein as the “Arbitration Panel”). If this process fails for any reason, including without limitation, the arbitrators failing to come to an agreement, JAMS shall designate the arbitrators. The Arbitration Panel shall cause a hearing to be held within sixty (60) calendar days after the date the third arbitrator is selected and shall render an award within thirty (30) days from the commencement date of the hearing based on the unanimous or majority decision of the arbitrators.
               The place of arbitration shall be in Chicago, Illinois. The Parties expressly covenant and agree to be bound by the decision of the Arbitration Panel and accept any such decision as the final determination of the matter in dispute. The Arbitration Panel shall apply Wisconsin law. Any decision, award or judgment rendered by the Arbitration Panel may be entered in any court having competent jurisdiction. The expenses and fees of the Arbitration Panel shall be borne as set forth in the award of the Arbitration Panel. Each Party shall bear its own legal fees and expenses.
          15.05 Action by the Members’ Representative. The Members’ Representative shall take any and all actions which the Members’ Representative believes are necessary or appropriate under this Section 15 for and on behalf of the Members, as fully as if the Members were acting on their own behalf. Each Member agrees that any party to a Dispute shall be entitled to rely on any decision, act, consent or instruction of the Members’ Representative on behalf of the Members for purposes of all matters under this Section 15 and that each such decision, act, consent or instruction shall be binding on each Member and such Member’s successors, heirs and representatives as fully as if such person had so decided, acted, consented or instructed.
     16. Miscellaneous.
          16.01 Further Assurances. Upon request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to consummate the transactions contemplated hereby.
          16.02 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri). Each of the Parties hereby (a) irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Wisconsin or the Eastern District of the State of Missouri in any action, suit or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that [i] it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, [ii] such suit, action or proceeding is brought in an inconvenient forum or [iii] the venue of such suit, action or proceeding is improper, (c) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding and (d) consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 16.02 shall affect or limit any right to serve process in any other manner permitted by applicable Legal Requirements.
          16.03 Entire Agreement. This Agreement all agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings with respect to such subject matter are superseded hereby.
          16.04 Public Announcement. Except as required by applicable Legal Requirement, no public announcement of the transactions contemplated hereby shall be made (by way of press release, disclosure to the trade or otherwise), except with the mutual agreement of the parties; provided, however, that either party may make a public announcement of the proposed transaction, if, in the written opinion of counsel, such announcement is required to comply with any Legal Requirement and such party shall, to the extent practicable, consult with the other party with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.
          16.05 Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and (a) delivered by hand or by reputable overnight courier, (b) delivered by registered or certified mail, or (c) sent by facsimile transmission, in the case of Seller or the Members, to:
Pensar Electronic Solutions, LLC
2222 East Pensar Drive
Appleton, WI 54911
Facsimile No. 920-739-3507
Attn: David E. Steel
with a copy (which shall not constitute notice) to:
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attn: John L. Schliesmann, Esq.
Facsimile No. 414-298-8097
and, in the case of Buyer, to:
LaBarge Acquisition Company, Inc.
9000 Clayton Road
St. Louis, MO 63124-1186
Facsimile No. 314-812-9412
Attn: Donald Nonnenkamp
with a copy (which shall not constitute notice) to:
Armstrong Teasdale LLP
One Metropolitan Square, Suite 2600
St. Louis, MO 63102
Attn: David W. Braswell
Facsimile No. 314-612-2229
or to such other address as Buyer or Seller may designate by notice in writing to the other party.
          16.06 Incorporation of Terms. The introductory language and recitals set forth above, and the Exhibits and Schedules identified herein, are incorporated into this Agreement by reference and made a part hereof.

          16.07 Construction. In this Agreement (except where the context otherwise requires):
               (a) any reference to a Recital, Section, Exhibit or Schedule is to the relevant Recital, Section, Exhibit or Schedule of or to this Agreement and any reference to a sub-section or paragraph is to the relevant sub-section or paragraph of the Section, Exhibit or Schedule in which it appears;
               (b) summaries of, or references to, actual documents attached to the Disclosure Schedule are qualified in their entirety by such attached documents;
               (c) the inclusion of any matter on any Schedule attached hereto shall not constitute an admission as to its materiality as it relates to any provision of this Agreement;
               (d) the Section headings are included for convenience only and shall not modify or affect the construction or interpretation of this Agreement;
               (e) all references to accounting terms, including “GAAP,” shall mean the then current common usage of such terms in the United States;
               (f) if this Agreement refers to matters with Seller’s “knowledge,” “known to Seller,” of which Seller “knows” or similar references, such references is limited to the knowledge of David E. Steel, John Peter Goehring, Brett R. Sydlewski, Robert R. DeBack, Jens Hauven and/or William Moeller which is either (i) such person’s actual knowledge or (ii) information which such person would be likely to know given such person’s position, or discover after a reasonable investigation of the applicable matter.
               (g) if this Agreement refers to matters within Buyer’s “knowledge,” such reference is limited to the actual knowledge of Donald Nonnenkamp;
               (h) references to “Dollars” or “$” shall mean United States Dollars;
               (i) the term “including” shall be deemed to be immediately followed by the term “but not limited to”;
               (j) the words “hereof,” “herein” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not any particular provision of this Agreement;
               (k) references to a “party” or “parties” shall mean Buyer, Seller or either of them as the context requires;
               (l) terms defined in the singular shall have a comparable meaning when used in the plural and vice versa;

               (m) the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and if an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement; and
               (n) if a document or matter is listed in any Section of the Disclosure Schedule, such listing shall suffice, without specific repetition or cross reference, as a response or disclosure in connection with any Section of this Agreement if the applicability of such disclosure to such other Section or Sections is reasonably apparent.
          16.08 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          16.09 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.
          16.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party without the prior written consent of all of the parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          16.11 Benefit. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          16.12 Bulk Transfer Laws. The parties hereby mutually waive compliance with the provisions of any so called bulk transfer law, but Seller shall be solely liable for any third party claim, cause of action, obligation or other liability arising out of such waiver of compliance.
          16.13 Facsimile Signature; Counterparts. This Agreement may be executed by facsimile, e-mail or other electronic means, and in counterparts, all of which shall be considered originals and one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile, to the other party.
          16.14 Member’s Representative.

               (a) Each of the Members hereby irrevocably appoints the person designated from time to time under this Section 16.14 as its true and lawful attorney-in-fact, to act as its representative (each, a “Members’ Representative”) under this Agreement and, as such, to act as such Member’s agent (with full power of substitution) to take any action on such Member’s behalf with respect to all matters relating to this Agreement and the transactions contemplated hereby. David E. Steel is hereby appointed and hereby accepts his appointment as the initial Members’ Representative (the “Members’ Representative”). Each Member acknowledges that the appointment of the Members’ Representative herein is coupled with an interest and may not be revoked. The initial Members’ Representative accepts his appointment and authorization to act as attorney-in-fact and agent of the Members.
               (b) The initial Members’ Representative will serve as the Members’ Representative until the earlier of his resignation or removal (with or without cause) by the Members holding a majority of the membership interests of Seller as of the date hereof (which majority may include the membership interests of the then-current Members’ Representative) (a “Majority of the Members”). Upon the resignation or removal of the initial Members’ Representative, a Majority of the Members will select a new Members’ Representative who may resign or be removed or replaced (with or without cause) by a Majority of the Members. Each time a new Members’ Representative is appointed pursuant to this Agreement, such representative will accept such position in writing.
               (c) A Majority of the Members will notify Buyer promptly in writing of each change of the Members’ Representative. Until Buyer receives the foregoing written notice, Buyer will be entitled to assume that the person acting as the Members’ Representative is still the duly authorized Members’ Representative. Buyer will be entitled to rely upon as being binding upon each Member any agreement, document, certificate or other instrument reasonably believed by Buyer to have been executed by the Members’ Representative, and Buyer will not be liable to any Member for any action taken or omitted to be taken in such reliance, or otherwise in reliance upon the instructions or directions given, or actions taken, by the Members’ Representative that are contemplated or permitted to be given or taken thereby by the terms of this Agreement.
               (d) In furtherance of the appointment of the Members’ Representative herein made, each Member, fully and without restriction: (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Members’ Representative under this Agreement, and (ii) authorizes the Members’ Representative to [a] deliver to Buyer all certificates and documents to be delivered to Buyer by the Members pursuant to this Agreement, together with any certificates and documents executed by the Members and deposited with the Members’ Representative for such purpose, [b] dispute or refrain from disputing any claim made by Buyer under this Agreement, [c] negotiate and compromise any dispute which may arise under this Agreement, [d] pay any amounts due Buyer under this Agreement, [e] exercise or refrain from exercising any remedies available to the Members under this Agreement, [f] sign any releases or other documents with respect to any such dispute or remedy, [g] waive any condition contained in this Agreement, [h] give such instructions and do such other things and refrain from doing such other things as the Members’ Representative, in his sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement, [i] receive all amounts payable by Buyer to the Members hereunder on behalf of the Members and, subject to clauses [j], [k] and [l] below, pay to each Member each Member’s Pro Rata Share of such amounts, [j] pay out of funds coming into the hands of the Members’ Representative from Buyer, all fees and expenses of the Members incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of counsel, accountants, brokers and other professional advisors retained by or on behalf of the Members, or any of them, in connection with such transactions, [k] retain such counsel, accountants and other professional advisors as the Members’ Representative reasonably deems necessary to assist him in the performance of his duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Members’ Representative, and [l] retain out of funds coming into the hands of the Members’ Representative from Buyer such amounts as the Members’ Representative, in his sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of the Members hereunder and pay such amounts to such parties as he deems appropriate. Payments made by the Members’ Representative under clauses [d], [j] and [k] above shall be considered to be paid by the Members based on their respective Pro Rata Shares.
               (e) The Members, jointly and severally, agree to indemnify the Members’ Representative and to hold him harmless against any and all loss, liability or expense incurred without bad faith on the part of the Members’ Representative and arising out of or in connection with his duties as the Members’ Representative, including the reasonable costs and expenses incurred by the Members’ Representative in defending against any claim or liability in connection herewith.
          16.15 COBRA Liability. Buyer shall permit all COBRA eligible persons of Seller as of the Closing Date to remain participants under the Assigned Benefit Plans if they so chose after the Closing. Seller shall be solely responsible and liable for all notices to such persons required under applicable Legal Requirements, and the consequences for any failure to give such notices. Seller shall reimburse, indemnify and hold Buyer harmless from any and all claims, liabilities, obligations, costs or expenses (including without limitation reasonable attorneys fees, court costs and other expenses of litigation) arising out of or relating to any such COBRA eligible person (including any employee of Pensar who does not become a Transferred Employee or the dependants of any such employee) remaining in any Assigned Benefit Plan after the Closing Date, including without limitation the costs or expenses of Buyer resulting from any such person being refused stop-loss coverage under Buyer’s own employee benefit plans should Buyer desire to terminate any of the Assigned Benefit Plans and enroll Seller’s former employees into Buyer’s employee benefit plans, and the Basket shall not be applicable to such indemnification.
          16.16 Confidentiality

               (a) All information about the Business or Buyer and its Affiliates, to the extent the same is not generally known to the public, and regardless of whether it was furnished before or after the date hereof and the manner in which it was furnished, is referred to generally in this Section as “Confidential Information.”
               (b) Seller and the Members covenant to Buyer and its Affiliates to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person or entity. Seller and the Members will be responsible to Buyer for any breach of the terms hereunder by either themselves or any of their representatives, such as attorneys, accountants, bankers, brokers, lenders or tax professionals. In the event that Seller or the Members are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, such party agrees that it will provide Buyer with prompt notice of such request(s) to enable Buyer to seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. Seller and the Members hereby agree to indemnify, reimburse and hold harmless Buyer and its Affiliates in respect of any and all claims, losses, costs, liabilities and expenses, including attorneys’ fees and other expenses of litigation, directly or indirectly resulting from or arising out of the breach or enforcement of this Section 16.16. Without prejudice to any rights and remedies otherwise available at law or in equity, Buyer and its Affiliates parties shall be entitled to seek injunctive and other equitable relief, in additional to legal remedies, if any Party or such Party’s Representatives materially breach any of the provisions of this Section 16.16, without the necessity of proving irreparable harm or posting any bond.
               (c) If counsel for Seller or the Members reasonably believe it is necessary to retain some or all of the Confidential Information in order to discharge such counsel’s professional responsibilities, such counsel shall provide Buyer with a written certification agreeing to (i) promptly return such Confidential Information once it is no longer required to discharge such counsel’s professional responsibility, (ii) be bound indefinitely by the confidentiality and other restrictive covenants of this subsection (c) to the same degree as such counsel’s client until such time as all Confidential Information is returned (or destroyed if such act is certified by counsel at the time of destruction and a copy of such certification is delivered to Buyer), and (iii) not disclose or substantively discuss any Confidential Information with such counsel’s clients.
          16.17 Covenant to Correct Set Back Violations and Indemnity . Seller and the Members hereby acknowledge and agree that the Improvements respecting the Owned Real Property may be in violation of certain zoning or other land use laws, regulations and/or ordinances that concern building set back or similar requirements (the “Setback Requirements”) of the State of Wisconsin and/or its political subdivisions, including the City of Appleton, Wisconsin and such body’s Zoning Board and Planning Department. Seller and the Members hereby covenant and agree to use their best efforts (including the payment of money and the institution of litigation, if necessary or expeditious) to either (a) obtain an unconditional and irrevocable waiver of the Setback Requirements from the appropriate body politic and/or division thereof, or (b) bring the Improvements into compliance with the Setback Requirements by whatever appropriate means that do not interfere with Buyer’s operation of the Business, including by instituting proceedings to combine the existing Lots 10, 11, 12, and part of 13 of the Northwest Industrial Park Plat No.2 into one lot by the creation of a Certified Survey Map. Buyer shall cooperate with Seller and the Member’s efforts to achieve the foregoing and where necessary permit Seller and the Members to utilize Buyer’s name to file applications, initiate proceedings, etc. Notwithstanding anything to the contrary in this Agreement, including the Basket, Seller and the Members, jointly and severally, hereby agree to reimburse, indemnify and hold Buyer harmless from any and all claims, liabilities, obligations, costs or expenses (including without limitation reasonable attorneys fees, court costs and other expenses of litigation) arising out of or relating to (i) any breach of Seller’s and Member’s obligations under this Section, and (ii) Seller’s failure to obtain a waiver of the Setback Requirements and/or failure to bring the Improvements into compliance with the Setback Requirements, including any costs or expenses incurred by Buyer in connection with any physical modification or other remedial action respecting the Improvements that Buyer may be required or advised to take by the City of Appleton, Wisconsin and/or such body’s Zoning Board and Planning Department in respect of the Setback Requirements.
          16.18 Third Party Beneficiaries. Buyer, Seller and Members acknowledge and agree that there are no third party beneficiaries to this Agreement or any agreement executed among the parties in connection with this Agreement, and none are intended.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

SELLER:

PENSAR ELECTRONIC SOLUTIONS, LLC

BY	/s/DAVID E. STEEL Print Name: David E. Steel
Title: Managing Member

BUYER:

LABARGE ACQUISITION COMPANY, INC.

BY:	/s/DONALD H. NONNENKAMP
Print Name: Donald H. Nonnenkamp
Title:
MEMBERS:

/s/ David E. Steel David E. Steel	/s/ Jens Hauvn Jens Hauvn

/s/ William M. Moeller	/s/ Robert R. DeBack

William M. Moeller	Robert R. DeBack

/s/ John Peter Goehring	/s/ Pauline A. Potratz

John Peter Goehring	Pauline A. Potratz

/s/ Brett R. Sydlewski

Brett R. Sydlewski

/s/ Brian J. Mass

Brian J. Mass

/s/ Eric R. Smith

Eric R. Smith